As filed with the Securities and Exchange Commission on December 30, 2004
                         Registration File No. 333-_____

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                  STRATEGY INTERNATIONAL INSURANCE GROUP, INC.

              (Exact name of small business issuer in its charter)

            Texas                          5500                 16-1644353
(State or other jurisdiction of     (primary standard        (I.R.S. Employer
incorporation or organization)      industrial code)      Identification Number)

                          200 Yorkland Blvd., Suite 200
                         Toronto, Ontario M2J5C1, Canada
                                 1-866-876-7368

          (Address and telephone number of principal executive offices)

                                 With a Copy to:

Stephen Stonhill, Chief Executive Officer           Martin Eric Weisberg
     200 Yorkland Blvd., Suite 200         Jenkens & Gilchrist Parker Chapin LLP
   Toronto, Ontario M2J5C1, Canada                  405 Lexington Avenue
           1-866-876-7368                         New York, New York 10174
           (212) 704-6000

 (Name, address, including zip code, and telephone number of agent for service)

 Approximate date of commencement of proposed sale to the public: From time to time after this registration becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

-------------------------------- -------------------- --------------------- -------------------- --------------------
         Title of each                 Amount           Proposed Maximum     Proposed Maximum
           Class of                     to be          Offering Price per   Aggregate Offering        Amount of
  Securities to be Registered      Registered (1)            Share                 Price          Registration Fee

Common stock, $.001 par value      29,992,207 (2)          $2.06 (3)          $61,783,946.42          $7,828.03
per share
-------------------------------- -------------------- --------------------- -------------------- --------------------

(1) In the event of a stock split, stock dividend or similar transaction involving the Registrant's common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2) Constitutes shares of common stock issuable upon the exercise of warrants issued in a private placement on November 16, 2004.

(3) The proposed maximum offering price per share has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 and is based upon the average of the high and low reported prices of the Registrant's common stock on December 28, 2004.

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement becomes effective on such date as the Commission, acting under Section 8(a), may determine.

                 Subject To Completion, dated December __, 2004

         The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                   PROSPECTUS

                                29,992,207 Shares

                  STRATEGY INTERNATIONAL INSURANCE GROUP, INC.

                                  Common Stock

         This prospectus relates to the resale by the selling security holders for their own account of up to an aggregate of 29,992,207 shares of our common stock which are issuable upon the exercise of warrants issued in a private placement on November 16, 2004.

         Our common stock trades on the Over the Counter Bulletin Board(R) under the symbol "SGYI." The last reported sale price of our common stock on December 27, 2004 was $2.10 per share.

         The mailing address and the telephone number of our principal executive offices are 200 Yorkland Blvd., Suite 200, Toronto, Ontario M2J5C1, Canada, 1-866-876-7368.

  ----------------------------------------------------------------------------


         Investing in our common stock involves a high degree of risk.

Please see the section of this prospectus  entitled "Risk Factors"  beginning on page 4.

  -----------------------------------------------------------------------------


         We will not receive any proceeds from the sale of the shares by the selling security holders.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is _________________.

         You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities.

                                TABLE OF CONTENTS

                                                                                                           Page No.
Prospectus Summary...............................................................................................1
Risk Factors.....................................................................................................4
Special Note Regarding Forward Looking Statements...............................................................13
Use of Proceeds.................................................................................................13
Market for Common Equity and Related Stockholder Matters........................................................14
Dilution........................................................................................................14
Description of Business.........................................................................................15
Description of Property.........................................................................................24
Management's Discussion and Analysis of Financial Condition and Results of Operations...........................26
Selling Security Holders .......................................................................................33
Plan of Distribution............................................................................................35
Description of Securities.......................................................................................36
Directors, Executive Officers, Promoters and Control Persons....................................................40
Security Ownership of Certain Beneficial Owners and Management..................................................41
Executive Compensation..........................................................................................42
Certain Relationships and Related Transactions..................................................................43
Legal Proceedings...............................................................................................43
Disclosure of Commission Position on Indemnification For Securities Act Liabilities.............................43
Changes In and Disagreements with Accountants...................................................................44
Transfer Agent and Registrar....................................................................................44
Interest of Named Experts and Counsel...........................................................................44
Where You Can Find More Information.............................................................................44

                                     PART I

                               PROSPECTUS SUMMARY

         This summary highlights some information from this prospectus and does not contain all of the information necessary to your investment decision. To understand this offering fully, you should read carefully the entire prospectus, especially the risks of investing in our common stock discussed under "Risk Factors."

         On November 16, 2004, our indirect wholly-owned subsidiary, Strategy Real Estate Investments Ltd., a corporation formed under the laws of the Province of Ontario, Canada, sold to a group of institutional and accredited investors in a private placement exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, an aggregate amount of $50,000,000 of units, each unit consisting of (a) one share of Series A Insured Redeemable Preferred Stock of Strategy Real Estate Investments; (b) one share of Series B Preferred Stock of Strategy Real Estate Investments; and (c) warrants to purchase shares of our common stock, $.001 par value per share. The purchase price was $10,000 per unit.

         The warrants issued by us in the private placement are exercisable at the option of the holder for a period of three years into shares of our common stock. Each warrant permits its holder to exercise the warrant into a number of shares of common stock equal to the quotient obtained by dividing (a) the liquidation preference amount of the shares of Series A Preferred Stock of Strategy Real Estate Investments owned by such holder plus any accrued but unpaid dividends thereon by (b) $1.6671. The holders of the warrants are required to surrender the certificates representing the shares of Series A Preferred Stock of Strategy Real Estate Investments with the appropriate liquidation preference upon the exercise of the warrants.

         We are obligated to register for resale the shares of common stock issuable upon exercise of the warrants pursuant to a registration rights agreement, dated November 16, 2004, between the registrant and the purchasers named therein, of which this registration statement relates.

                                   Our Company

         Strategy Holding Company Limited and its wholly-owned subsidiary, Strategy Insurance Limited, were incorporated in Barbados on December 23, 2003 under the Exempt Insurance Act. Strategy Insurance Limited is the operating insurance company of the group.

         In early February 2004 Strategy Holding Company Limited received, as consideration for the issuance of shares of its Series A Preferred Stock and Series B Preferred Stock, mortgage notes receivable totaling $104,231,610. The notes mature on April 1, 2014. The notes are collateralized by real estate having an estimated fair market value equal to the carrying amount of the mortgage notes.

         On June 14, 2004, the closing was completed of that certain Agreement and Plan of Reorganization ("Definitive Stock Exchange Agreement") with Strategy, Frank Ney and Kavrav Ltd. Pursuant to the Definitive Stock Exchange Agreement, Strategy Holding Company Limited became a wholly owned subsidiary of CI Sell Cars, Inc. (sometimes referred to as "CI"), our predecessor company. On October 29, 2004, CI changed its name to Strategy International Insurance Group, Inc.

         Through Strategy Insurance Limited (sometimes referred to as "SIL"), we are a holding company for an integrated, international group of providers of specialty lines of insurance, reinsurance and structured risk solutions, focusing on credit enhancement, contingent liability and other specialty insurance and reinsurance. We have developed and are implementing a strategy to design, structure and sell a broad series of pass-through risk, specialty insurance and reinsurance platform products. SIL is a wholly owned subsidiary of Strategy Holding Company Limited, a Barbados company, and our wholly owned direct subsidiary (sometimes referred to as "Strategy"). Strategy conducts its insurance and reinsurance operations principally through its subsidiaries incorporated in Barbados, West Indies. It has offices in Barbados, West Indies; London, England; and Toronto, Canada.

         SIL received an Exempt Insurance License from the Ministry of Finance, Barbados, West Indies, on March 25, 2004, which authorizes SIL to engage in the following classes of insurance business from within Barbados:

         -        General insurance business.
         -        Credit and liability insurance.
         -        Mortgage indemnity insurance.
         -        Rental guarantee insurance.
         -        Reinsurance.

         On December 17, 2004, we announced that we intend to acquire all the outstanding common stock of RS Group of Companies, Inc. (OTCBB:RSGC) for a combination of cash and stock, which would result in a value to RS Group common stock holders of $1.75 per common share (approximately 65 million shares outstanding), representing a 237 percent premium over the closing price of $0.52 on December 15, 2004. Our management, together with RS Group, is in the process of determining the most effective method of achieving this acquisition. We do not anticipate that the transaction will be conditioned upon obtaining any external financing.

         See "Description of Business" for more information.

                                  The Offering

Common stock offered by selling security holders:            Up to 29,992,207  shares of common stock may be offered
                                                             under this prospectus which shares are issuable upon the
                                                             exercise of warrants issued in a private placement on
                                                             November 16, 2004.

Common Stock to be outstanding after this offering:          93,139,710

Use of Proceeds                                              All proceeds of this offering will be received by the
                                                             selling security holders for their own account. No proceeds will be received by us in connection with the exercise of
                                                             the warrants whose underlying shares may in turn be sold by the selling security holders.



Risk Factors                                                 You should read the "Risk Factors" section beginning on page
                                                             4, as well as other cautionary statements throughout this
                                                             prospectus, before investing in shares of our common stock.



OTC Bulletin Board(R) symbol                                 SGYI.OB

                       Summary Consolidated Financial Data

         The following table presents certain selected historical consolidated financial data. The historical consolidated financial information for the period from January 1, 2004 (inception) through February 15, 2004 and as of February 15, 2004 has been derived from our consolidated financial statements, which have been audited by Samuel Klein and Company, independent accountants. You should read carefully the consolidated financial statements included in this prospectus, including the notes to the consolidated financial statements and the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                  January 1, 2004
                                           Three months ended      Six months ended October     (inception) through
                                            October 31, 2004               31, 2004              February 15, 2004
                                                Unaudited                  Unaudited                  Audited

Statement of Operations Data

Gross written premium                              $753,992                   $753,992                       --
Net earned premium                                  311,660                    311,660                       --
Net loss                                        (2,403,975)                (4,594,491)                 (25,000)
Net loss per share - basic and diluted               (0.04)                     (0.08)                       --


                                            October 31, 2004             April 30, 2004           February 15, 2004
                                                Unaudited                  Unaudited                   Audited

Balance Sheet Data

Total assets                                   $106,673,884                $104,793,985             $104,581,610
Total current liabilities                         9,947,769                   3,488,609                1,327,895
Stockholders equity                              96,726,115                 101,305,376              103,253,715


                                  Risk Factors

         Our ability to attain our objectives depends upon our success in addressing the risks relating to our business, and our industry discussed in "Risk Factors" and elsewhere in this prospectus, including the following:

- our future performance is difficult to predict because we have a limited operating history;

- we have not been operating long enough to build a balanced and diversified portfolio;

- our profitability depends on our ability to accurately predict claims liabilities when pricing our products, making acquisitions and establishing our liabilities for future policy benefits and claims;

- insurance companies are frequently the targets of litigation, including class action litigation, which could result in substantial judgments;

- our common stock has had low trading volume and its price may continue to be subject to significant fluctuations; and

- because our shares are deemed "penny stocks," you may have difficulty selling our shares in the secondary trading market.

                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. In addition to the other information in this prospectus, you should carefully consider the following risk factors before deciding to invest in shares of our common stock. If any of the following risks actually occurs, it is likely that our business, financial condition and operating results would be harmed. As a result, the trading price of our common stock could decline, and you could lose part or all of your investment.

                          RISKS RELATED TO OUR BUSINESS

OUR FUTURE PERFORMANCE IS DIFFICULT TO PREDICT BECAUSE WE HAVE A LIMITED OPERATING HISTORY.

         We are a recent "start-up" that merged, effective June 14, 2004, into CI Sell Cars, Inc., an existing public shell company, and our subsidiaries are in the development stage. We have limited historical, financial and operating information available to help you evaluate our performance or an investment in our common stock. Companies in their initial stage of development present substantial business and financial risks and may suffer significant losses. They must successfully develop business relationships, establish operating procedures, hire staff, install management information and other systems and complete other tasks necessary to conduct their intended business activities. We cannot assure you that we will be successful in accomplishing these necessary tasks and there is no assurance that we will enjoy long-term success.

WE HAVE NOT BEEN OPERATING LONG ENOUGH TO BUILD A BALANCED AND DIVERSIFIED PORTFOLIO OR EXPOSURES.

         We began quoting on possible business after March 25, 2004 and our current portfolio of business is not as balanced or diverse as it might be if we had a longer operating history. This could render our results of operations relatively more exposed to the risks in the business that we have written.

OUR OPERATING RESULTS MAY BE ADVERSELY AFFECTED BY CURRENCY FLUCTUATIONS.

         Our functional currency is the U.S. dollar. We expect that a large portion of our premiums will be written in currencies other than the U.S. dollar. A portion of our loss reserves are also in non-U.S. currencies. We may, from time to time, experience losses resulting from fluctuations in the values of these non-U.S. currencies, which could adversely affect our operating results.

WE MAY REQUIRE ADDITIONAL CAPITAL IN THE FUTURE.

         Our future capital requirements depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. To the extent that our initial funding is insufficient to fund future operating requirements and cover claim losses, we may need to raise additional funds through financings or curtail our growth and reduce our assets. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. In the case of equity financings, dilution to our shareholders could result, and in any case such securities may have rights, preferences and privileges that are senior to those of our common stock. If we cannot obtain adequate capital, our business, operating results and financial condition could be adversely affected.

WE ARE AN INSURANCE HOLDING COMPANY AND, THEREFORE, MAY NOT BE ABLE TO RECEIVE DIVIDENDS FROM OUR SUBSIDIARIES IN AMOUNTS NEEDED TO MEET OUR OBLIGATIONS.

         Our principal assets are the shares of capital stock of our subsidiaries. We rely on funds and dividends from our subsidiaries to meet our obligations and pay corporate expenses. The payment of dividends by our non-regulated subsidiaries is not restricted by state insurance regulatory restrictions but the payment of dividends by our insurance subsidiaries is subject to regulatory restrictions and will depend on the surplus and future earnings of these subsidiaries, as well as these regulatory restrictions. As a result, we may be unable to receive dividends from these insurance subsidiaries at times and in amounts necessary to meet our obligations. The future performance of our non-regulated subsidiaries, which are subject to economic, financial, competitive and other factors beyond their control is the sole source of funds to meet our obligations. If our non-regulated subsidiaries do not generate sufficient fee income to service all of our obligations, there may be a material adverse effect on our business, financial condition and results of operations, and a significant adverse effect on the market value of our common stock.

OUR  PROFITABILITY   DEPENDS  ON  OUR  ABILITY  TO  ACCURATELY   PREDICT  CLAIMS
LIABILITIES WHEN PRICING OUR PRODUCTS, MAKING ACQUISITIONS AND ESTABLISHING OUR LIABILITIES FOR FUTURE POLICY BENEFITS AND CLAIMS.

         If actual claims experience is less favorable than our underlying assumptions used in setting the prices for our products and establishing our liabilities, the required change in our claims reserves could have a material adverse effect on our business, financial condition and results of operations. Reserves are only actuarial estimates and it is possible that our claims experience may be worse than anticipated.

         With acquired and existing businesses, we may, from time to time, need to increase our loss projections for claims reserves significantly in excess of our original estimates. In addition, we review on a regular basis the loss ratios of our business segments and record a premium deficiency reserve, if necessary. Any increase in claims reserves could have a material adverse effect on our business, financial condition and results of operations.

         In addition, in connection with the sale of our insurance policies, we defer and amortize a portion of the policy acquisition costs over the related premium paying periods of the life of the policy. Deferred acquisition costs are affected by unanticipated termination of policies because, upon such termination, we expense fully the unamortized deferred acquisition costs associated with the terminated policies. In addition, when we determine that a specific block of our business is unprofitable and therefore the deferred acquisition costs are not recoverable, we expense fully the unamortized deferred acquisition costs associated with that business. Therefore, the unanticipated termination of a significant number of policies or the determination that deferred acquisition costs are unrecoverable could have a material adverse effect on our financial condition and results of operations.

CHANGES IN GOVERNMENT REGULATION MAY AFFECT OUR PROFITABILITY AND INCREASE OUR COSTS TO MAINTAIN COMPLIANCE.

         Strategy Insurance Limited is subject to the Barbados Exempt Insurance Act. Compliance with currently applicable and future laws and regulations could increase our operating costs. This supervision and regulation is largely for the benefit and protection of policyholders and not stockholders. Supervision and regulation by the applicable Barbados authorities extends, among other things, to:

-        the declaration and payment of dividends;
-        the granting and revocation of licenses to conduct business;
-        the approval of forms;

-        the establishment of reserve requirements; and
-        the form and content of financial statements required by statute.

         A failure to comply with legal or regulatory restrictions may subject us to a loss or suspension of a right to engage in certain businesses or business practices, criminal or civil fines, an obligation to make restitution or pay refunds or other sanctions, which could have a material adverse effect on our business, financial condition or results of operations.

         We might be subject to additional government regulation if and to the extent we operate in other jurisdictions.

         Additional regulatory initiatives may be undertaken in the future to engage in structural reform of the insurance industry in order to reduce the escalation of insurance costs or to make insurance more accessible. These future regulatory initiatives could have a material adverse effect on our business, financial condition and results of operations.

RECENT EVENTS MAY RESULT IN POLITICAL, REGULATORY AND INDUSTRY INITIATIVE WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

         Changes in the marketplace, including the tightening in supply of certain coverages arising out of the September 11th terrorist attacks, may result in government intervention in the insurance and reinsurance markets, both in the United States and worldwide. Recently, the insurance and reinsurance regulatory framework has been subject to increased scrutiny by the United States federal government and individual state governments. There is uncertainty in the insurance and reinsurance markets about the extent to which future coverages will extend to terrorist acts as well as the definition of terrorist acts. The effect of potential governmental intervention in the markets we serve, including the extent to which coverage for terrorist acts is offered in the future, is uncertain. Government regulators are generally concerned with the protection of policyholders to the exclusion of other constituencies, including shareholders. While we cannot predict the exact nature, timing or scope of possible governmental initiatives, such proposals could adversely affect our business by:

         - providing insurance and reinsurance capacity in markets and to consumers that we target;

         - requiring our participation in industry pools and guaranty associations;

         -        regulating the terms of insurance and reinsurance policies; or

         - disproportionately benefiting the companies of one country over those of another.

         The insurance industry is also affected by political, judicial and legal developments that may create new and expanded theories of liability. Such changes may result in delays or cancellations of products and services by insurers and reinsurers which could adversely affect our business.

CONSOLIDATION IN THE INSURANCE INDUSTRY COULD LEAD TO LOWER MARGINS FOR US AND REDUCED DEMAND FOR OUR REINSURANCE.

         The insurance industry is undergoing a process of consolidation as industry participants seek to enhance their product and geographic reach, client base, operating efficiency and general market power through merger and acquisition activities. These larger entities may seek to use the benefits of consolidation to, among other things, implement rate reductions for their reinsurance. These rate reductions could make it more difficult for us to underwrite risks at profitable levels.

         As the insurance industry consolidates, competition for customers may become more intense and the importance of acquiring and properly servicing each customer will grow. We could incur greater expenses relating to customer acquisition and retention, which could reduce our operating margins. In addition, insurance companies that merge may be able to enhance their negotiating position when buying reinsurance and may be able to spread their risks across a consolidated, larger capital base so that they require less reinsurance.

WE ARE A NEW COMPANY AND MAY ENCOUNTER DIFFICULTIES ESTABLISHING THE INFORMATION TECHNOLOGY SYSTEMS NECESSARY TO RUN OUR BUSINESS.

         The performance of our information technology systems is critical to our business and reputation and our ability to process transactions and provide high quality customer service. Such technology is and will continue to be a very important part of our underwriting process. We cannot be certain that we will be able to develop proprietary technology, or that our proprietary technology, once established, will operate as intended. Any defect or error in our information technology systems could result in a loss or delay of revenues, higher than expected loss levels, diversion of management resources, harm to our reputation or an increase in costs.

WE MAY BE ADVERSELY AFFECTED BY INTEREST RATE CHANGES.

         Our operating results depend, in part, on the performance of our investment portfolio. Our investment portfolio will contain interest sensitive instruments, such as bonds, which may be adversely affected by changes in interest rates. Changes in interest rates could also have an adverse effect on our investment income and results of operations. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. Any measures we take that are intended to manage the risks of operating in a changing interest rate environment may not effectively mitigate such interest rate sensitivity.

WE AND OUR SUBSIDIARIES MAY BE SUBJECT TO U.S. TAX.

         Certain of our subsidiaries are organized under the laws of Barbados, West Indies, and we believe they operate in a manner such that we are not subject to U.S. taxation on our income (other than excise taxes on insurance and reinsurance premium income attributable to insuring or reinsuring U.S. risks and U.S. withholding taxes on certain U.S. source investment income). However, because there is considerable uncertainty as to the activities which constitute being engaged in a trade or business within the United States, there can be no assurances that the U.S. Internal Revenue Service will not contend successfully that we are engaged in a trade or business in the United States. If we were considered to be engaged in a business in the United States, we could be subject to U.S. corporate income tax on the portion of our earnings effectively connected to such U.S. business.

OUR SUCCESS DEPENDS ON OUR ABILITY TO DEVELOP NEW PRODUCTS THAT RESPOND TO CHANGES IN THE INSURANCE INDUSTRY.

         Our success depends, in part, on our ability to develop and provide new products that meet consumers' changing insurance needs and changes in government requirements. Our future success will depend, in part, on our ability to effectively enhance our current and to develop new products in the constantly changing insurance environment on a timely and cost-effective basis. In addition, our products may require approval by the various states in which those products are offered. We could be adversely affected if we are unable to obtain approval for the products that we plan to offer.

FAILURE BY OUR REINSURERS TO TIMELY AND FULLY MEET THEIR OBLIGATIONS UNDER OUR REINSURANCE AGREEMENTS COULD HAVE AN ADVERSE EFFECT ON OUR PROFITABILITY AND FINANCIAL CONDITION.

         We will be able to write insurance risks beyond the level that the capital and surplus of our insurance subsidiaries would support by transferring substantial portions of these risks to other, larger insurers through reinsurance contracts. We reinsure portions of the insurance policies we write and portions of policies we reinsure from other companies. Reinsurance does not discharge us from our primary liability to our insureds. Our growth may be dependent on our ability to obtain reinsurance in the future. We may be unable to obtain reinsurance in the future, if necessary, at competitive rates or at all.

         Failure by reinsurers to continue to pay in full and in a timely manner the claims made against them in accordance with the terms of our reinsurance agreements could expose our insurance subsidiaries to liabilities in excess of their reserves and surplus and could subject each of them to insolvency proceedings.

OUR INSURANCE SUBSIDIARIES ARE SUBJECT TO RISK-BASED OR STATUTORY CAPITAL REQUIREMENTS. OUR FAILURE TO MEET THESE STANDARDS COULD SUBJECT US TO REGULATORY ACTIONS.

         Our insurance subsidiaries are subject to risk-based capital standards imposed by their states of domicile. These laws require our regulated subsidiaries to report their results of risk-based capital calculations to the various departments of insurance. Failure to meet minimum risk-based capital requirements or statutory capital requirements could subject our insurance subsidiaries to further examination or corrective action, including state supervision or liquidation, which could have a material adverse effect on our business, financial condition and results of operations.

INSURANCE COMPANIES ARE FREQUENTLY THE TARGETS OF LITIGATION, INCLUDING CLASS ACTION LITIGATION, WHICH COULD RESULT IN SUBSTANTIAL JUDGMENTS.

         We may become a party to a variety of legal actions that affect our business. A number of civil jury verdicts have been returned against insurers in the jurisdictions in which we do business involving the insurers' sales practices, alleged agent misconduct, discrimination and other matters. Increasingly these lawsuits have resulted in the award of substantial judgments against the insurer that are disproportionate to the actual damages, including material amounts of punitive damages. In some states, juries have substantial discretion in awarding punitive and non-economic compensatory damages which creates the potential for unpredictable material adverse judgments in any given lawsuit. In addition, in some class actions and other lawsuits involving insurers' sales practices, insurers have made material settlement payments. We, in the ordinary course of business, will be involved in such litigation or alternatively, in arbitration. We cannot predict the outcome of any such litigation or arbitration.

OUR PERFORMANCE WILL BE SUBSTANTIALLY DEPENDENT ON OBTAINING KEY SENIOR MANAGEMENT PERSONNEL AND ON THE CONTINUED SERVICES AND PERFORMANCE OF THESE PERSONNEL.

         We are in process of adding key personnel. Our performance depends on our ability to obtain, retain and motivate our officers and key employees. The loss of the services of any of our executive officers or other key employees could have a material adverse effect on our business, financial condition and results of operations. We do not maintain "key person" life insurance policies on any key personnel.

         Our future success also will depend on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, marketing and customer service personnel. Competition for these employees is intense and we may not be able to successfully attract, integrate or retain sufficiently qualified personnel. Our future success also depends on our ability to attract, retain and motivate our brokers. Our failure to attract and retain the necessary personnel and brokers could have a material adverse effect on our business, financial condition and results of operations.

A GROUP OF OUR EXISTING STOCKHOLDERS HAS THE ABILITY TO APPROVE ALL MATTERS REQUIRING THE VOTE OF OUR STOCKHOLDERS INCLUDING THE ELECTION OF OUR BOARD OF DIRECTORS.

         A group of our stockholders owns approximately 73.4% of our outstanding common stock. These stockholders, acting together, will be able to elect all of our directors and to determine the outcome of all corporate actions requiring stockholder approval, including approving or preventing a change of control of the company, a business combination involving the company, the incurrence of indebtedness, the issuance of equity securities and the payment of dividends on our common stock.

WE MAY HAVE DIFFICULTY MANAGING OUR EXPANDING OPERATIONS.

         Our ability to manage any future growth depends on our ability to continue to implement and improve our operational, financial and management information systems on a timely basis and to expand, train, motivate and manage our work force and, when appropriate, to cost-effectively outsource certain administrative and claims functions. Our ability to compete effectively will depend, in part, upon our ability to overcome these growth-related risks and to revise, improve and effectively use our operational, management, marketing and technical systems. Any failure by us to effectively manage our growth and to respond to changes in our business could have a material adverse effect on our business, financial condition and results of operations.

WE COULD BE FORCED TO SELL INVESTMENTS TO MEET OUR LIQUIDITY REQUIREMENTS.

         We make both long-term and short-term investments to achieve the best investment returns consistent with the preservation of capital and the maintenance of liquidity adequate to meet payment of policy claims. We believe that we maintain adequate amounts of cash and short-term investments to fund expected claims, and do not expect to have to sell invested capital prematurely for such purposes. We may, however, decide to sell securities as a result of changes in interest rates, credit quality, the rate of repayment or other similar factors. A significant increase in market interest rates could result in a situation in which we are required to sell securities at depressed prices to fund payments to our insureds.

OUR INVESTMENT PORTFOLIO INVOLVES RISKS THAT ARE COMMON WITH FIXED MATURITY SECURITIES.

         Our investment portfolio primarily consists of fixed maturity securities, such as investment grade publicly-traded debt securities and mortgage and asset backed securities, including collateralized mortgage obligations, which are known as CMOs. There are risks inherent in connection with the ownership of bonds, including loss upon default and price volatility in reaction to changes in interest rates and general market factors. Additional risks are also inherent with CMOs, including the risks associated with reinvestment of proceeds due to prepayments of these obligations.

IF WE INCREASE OUR LOSS RESERVES, OUR INCOME WILL DECREASE IN THE PERIOD IN WHICH THE ADJUSTMENT OCCURS.

         We maintain accounting reserves to cover amounts we estimate we will need to pay policyholders for insured losses and for the expenses we expect to incur to settle policyholder claims. Determining the appropriate level of these reserves is an inherently uncertain process and we cannot assure you that our actual losses will not exceed our reserves. If our reserves are too low and we have to increase them, the adjustment will reduce income during the period in which the adjustment is made and may cause the market price of our shares of common stock to fall.

IF WE ARE UNABLE TO OBTAIN ADEQUATE REINSURANCE COVERAGE AT REASONABLE RATES IN THE FUTURE, IT WILL BE DIFFICULT FOR US TO MANAGE OUR UNDERWRITING RISKS AND OPERATE OUR BUSINESS PROFITABLY.

         Reinsurance is the practice of transferring part of the liability and the premium under an insurance policy to another insurance company. Like other insurance companies, we use reinsurance arrangements to limit and manage the amount of risk we retain, to stabilize our underwriting results and to increase our underwriting capacity. We consider reinsurance to be important to our success. The availability and cost of reinsurance are subject to prevailing market conditions and may vary significantly over time. Reinsurance may not be available to us in the future at commercially reasonable rates. If it is not available at reasonable rates, it will be difficult for us to manage our underwriting risks and operate our business profitably.

                         RISKS RELATED TO THIS OFFERING

WE MAY EXPERIENCE VOLATILITY IN OUR STOCK PRICE WHICH COULD NEGATIVELY AFFECT YOUR INVESTMENT AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE PURCHASE PRICE FOR SUCH SHARES.

         If you purchase shares of common stock, you may not be able to resell those shares at or above the price you purchased them for. The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

         -        quarterly variations in operating results;
         -        changes in financial estimates by securities analysts;
         -        changes in market valuations of other similar companies;
         - announcements by us or our competitors of new products or of significant technical innovations, contracts, acquisitions, strategic partnerships or joint ventures;
         -        additions or departures of key personnel;
         - any deviations in net sales or in losses from levels expected by securities analysts; and
         -        future sales of common stock.

         In addition, the stock market has recently experienced extreme volatility that has often been unrelated to the performance of particular companies. These market fluctuations may cause our stock price to fall regardless of our performance.

OUR COMMON STOCK HAS HAD LOW TRADING VOLUME AND ITS PRICE MAY CONTINUE TO BE SUBJECT TO SIGNIFICANT FLUCTUATIONS.

         The market price of our common stock could be subject to significant fluctuations due to a limited trading volume, variations in our quarterly financial results and other factors, such as changes in earnings estimates by analysts or our ability to meet these estimates, conditions in the overall economy and the financial markets and other developments affecting us and our competitors.

SHARES ELIGIBLE FOR SALE IN THE FUTURE COULD AFFECT THE MARKET PRICES FOR OUR COMMON STOCK.

         No prediction can be made as to the effect, if any, future sales of shares, or the availability of shares for future sales, will have on the market price of our common stock prevailing from time to time.

BECAUSE OUR SECURITIES TRADE ON THE OVER THE COUNTER BULLETIN BOARD, YOUR ABILITY TO SELL YOUR SHARES IN THE SECONDARY MARKET MAY BE LIMITED.

         Our common stock is traded on the Over the Counter Bulletin Board market under the symbol SGYI. The average daily trading volume from January 8, 2004 through September 28, 2004 is approximately 16,134 shares. Over that same period, the daily closing price per share has been as low as $.02 and as high as $2.50. Since these quotations reflect dealer-to-dealer prices, without retail mark-ups, mark-downs or commissions they may not represent actual transactions. Accordingly, the common stock is thinly traded in comparison to companies with greater market capitalization. We have experienced more volatility than most higher priced stocks. As a result, large sell trades, negative news and general economic pressures on the stock market can have an impact on the price of the common stock that is more pronounced than securities of other issuers with larger listed stock volume or higher prices per share. If our stockholders seek to sell their shares in a thinly traded stock, it may be difficult to obtain the price desired. Further, our common stock has a limited float. When a large percentage of the outstanding stock of a company is held by management and insiders, the float is limited and the stock is much less liquid.

         Moreover, because our securities currently trade on the Over the Counter Bulletin Board, they are subject to the rules promulgated under the Securities Exchange Act of 1934, as amended, which impose additional sales practice requirements on broker-dealers that sell securities governed by these rules to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual individual income exceeding $200,000 or $300,000 jointly with their spouses). For such transactions, the broker-dealer must determine whether persons that are not established customers or accredited investors qualify under the rule for purchasing such securities and must receive that person's written consent to the transaction prior to sale. Consequently, these rules may adversely affect the ability of purchasers to sell our securities and otherwise affect the trading market in our securities.

BECAUSE OUR SHARES ARE DEEMED "PENNY STOCKS," YOU MAY HAVE DIFFICULTY SELLING OUR SHARES IN THE SECONDARY TRADING MARKET.

         The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as therein defined) less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. Additionally, if the equity security is not registered or authorized on a national securities exchange or Nasdaq, the equity security also would constitute a "penny stock." As our common stock falls within the definition of penny stock, these regulations require the delivery, prior to any transaction involving our common stock, of a risk disclosure schedule explaining the penny stock market and the risks associated with it. Disclosure is also required to be made about compensation payable to both the broker-dealer and the registered representative and current quotations for the securities. In addition, monthly statements are required to be sent disclosing recent price information for the penny stocks. The ability of broker/dealers to sell our common stock and the ability of shareholders to sell our common stock in the secondary market would be limited. As a result, the market liquidity for our common stock would be severely and adversely affected. We can provide no assurance that trading in our common stock will not be subject to these or other regulations in the future, which would negatively affect the market for our common stock.

WE HAVE ADDITIONAL SECURITIES AVAILABLE FOR ISSUANCE, INCLUDING PREFERRED STOCK, WHICH IF ISSUED COULD ADVERSELY AFFECT THE RIGHTS OF THE HOLDERS OF OUR COMMON STOCK.

         Our articles of incorporation authorize the issuance of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. See "Description of Securities" on page 37. The common stock and the preferred stock can be issued by, and the terms of the preferred stock, including dividend rights, voting rights, liquidation preference and conversion rights can generally be determined by, our board of directors without shareholder approval. Any issuance of preferred stock could adversely affect the rights of the holders of common stock by, among other things, establishing preferential dividends, liquidation rights or voting powers. Accordingly, shareholders, including those purchasing the securities offered hereby, will be dependent upon the judgment of our management in connection with the future issuance and sale of shares of our common stock and preferred stock, in the event that buyers can be found herefore. Any future issuances of common stock or preferred stock would further dilute the percentage ownership of our company held by the public shareholders. Furthermore, the issuance of preferred stock could be used to discourage or prevent efforts to acquire control of our company through acquisition of shares of common stock.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements, which generally include the plans and objectives of management for future operations, including plans and objectives relating to our future economic performance and our current beliefs regarding revenues we might earn if we are successful in implementing our business strategies. The forward-looking statements and associated risks may include, relate to or be qualified by other important factors. You can identify forward-looking statements generally by the use of forward-looking terminology such as "believes," "expects," "may," "will," "intends," "plans," "should," "could," "seeks," "pro forma," "anticipates," "estimates," "continues," or other variations of those terms, including their use in the negative, or by discussions of strategies, opportunities, plans or intentions. You may find these forward-looking statements under the captions "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Description of Business," as well as captions elsewhere in this prospectus. A number of factors could cause results to differ materially from those anticipated by forward-looking statements, including those discussed under "Risk Factors" and "Description of Business."

         These forward-looking statements necessarily depend upon assumptions and estimates that may prove to be incorrect. Although we believe that the assumptions and estimates reflected in the forward-looking statements are reasonable, we cannot guarantee that we will achieve our plans, intentions or expectations. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ in significant ways from any future results expressed or implied by the forward-looking statements.

         Any of the factors described above or in the "Risk Factors" section above could cause our financial results, including our net income (loss) or growth in net income (loss) to differ materially from prior results, which in turn could, among other things, cause the price of our common stock to fluctuate substantially.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares of common stock offered under this prospectus issuable upon the exercise of the warrants issued to the selling security holders. Rather, the selling security holders will receive those proceeds directly.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         The shares of our common stock have been listed and principally quoted on the Nasdaq Over the Counter Bulletin Board under the trading symbol "SGYI" since October 29, 2004 and prior thereto, from January 8, 2004, under the trading symbol "CISL". The following table sets forth the high and low prices for our common stock as reported on the Nasdaq Over the Counter Bulletin Board. These prices reflect inter-dealer prices, without retail markup, markdown or commissions, and may not necessarily represent actual transactions.

                                    Year Ended                  Year Ended                    Year Ended
                                December 31, 2004           December 31, 2003              December 31, 2002
                             ------------------------- ----------------------------- ------------------------------
                                High          Low           High           Low           High            Low
                                 Ask          Bid           Ask            Bid            Ask            Bid
                             ------------ ------------ --------------- ------------- -------------- ---------------
First Quarter                   $0.06        $0.01            --              --            --             --
Second Quarter                   5.50         0.04            --              --            --             --
Third Quarter                    2.60         1.20            --              --            --             --
Fourth Quarter                   2.39         0.90            --              --            --             --

         On December 28, 2004, the closing price for our common stock, as reported by the Nasdaq Over the Counter Bulletin Board, was $2.39 per share and there were approximately 31 shareholders of record.

Dividend Policy

         We have not paid any cash dividends since our inception and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We expect to retain our earnings, if any, to provide funds for the expansion of our business. Future dividend policy will be determined periodically by the Board of Directors based upon conditions then existing, including our earnings and financial condition, capital requirements and other relevant factors.

Equity Compensation Plans

         We currently do not have any equity compensation plan or any securities authorized for issuance under individual compensation arrangements.

                                    DILUTION

         Sales of the shares of common stock by the selling security holders in this offering will not result in any substantial change to the net tangible book value per share before and after the distribution of shares by the selling security holders. There will be no change in the net tangible book value per share attributable to cash payments made by purchasers of the shares being offered by the selling security holders. Prospective investors in the shares held by the selling security holders should be aware, however, that the price of shares being offered by the selling security holders may not bear any rational relationship to our net tangible book value per share.

                             DESCRIPTION OF BUSINESS

History - CI Sell Cars, Inc.

         CI Sell Cars, Inc. or "CI" was incorporated on December 13, 2002, in the state of Texas, to become a car dealer and to obtain a license to sell cars in the state of Texas. Its operations actually commenced in September 2002 when it was operated as a sole proprietorship doing business as CI Sell Cars. From the time it commenced operations in September 2002 until early 2003, Curtis Hunsinger, CI's sole officer and director, at that time, applied for a used car dealer license, researched the used car market and sold cars but not at the wholesale or dealer level. In February 2003, Mr. Hunsinger was successful in obtaining a Texas used car dealer license. This license was issued to CI by the Texas Department of Transportation, Motor Vehicle Division, and permitted CI to sell used cars in the State of Texas. In addition, CI conducted research to determine if there were any web sites that offered to sell used cars, and, whether there were any public companies that sold used cars on the Internet.

         Effective June 14, 2004, CI discontinued its used car operations in order to pursue the Strategy Holding Company Limited business plan.

History - Strategy

         Strategy Holding Company Limited and its wholly-owned subsidiary, Strategy Insurance Limited, were incorporated in Barbados on December 23, 2003 under the Exempt Insurance Act. Strategy Insurance Limited is the operating insurance company of the group.

         Strategy Insurance (Canada) Ltd., a company formed under the laws of the Province of Ontario, Canada, was incorporated on January 23, 2004. Strategy Underwriting Agency Limited, a company formed under the laws of England, was incorporated on June 22, 2004. These 2 companies are wholly-owned subsidiaries of Strategy Insurance Limited. Their purpose is to perform local administrative and marketing services on behalf of Strategy Insurance Limited.

         Strategy Insurance Limited received permission from the Barbados Ministry of Finance to begin operations on March 25, 2004. Until March 25, 2004, the company was prohibited by statute from carrying on its insurance business and engaged in organizational and administrative set-up activities. Strategy Insurance Limited began operating as an insurance company after March 25, 2004.

         In early February 2004 Strategy Holding Company Limited received, as consideration for the issuance of shares of its Series A Preferred Stock and Series B Preferred Stock, mortgage notes receivable totaling $104,231,610. The notes mature on April 1, 2014. The notes are collateralized by real estate having an estimated fair market value equal to the carrying amount of the mortgage notes.

Acquisition of Strategy Holding Company Limited

         On June 14, 2004, the closing was completed of an Agreement and Plan of Reorganization ("Definitive Stock Exchange Agreement") with Strategy Holding Company Limited (sometimes referred to as "Strategy"), whereby Strategy became a wholly owned subsidiary of CI.

         Strategy, through its wholly-owned subsidiary, Strategy Insurance Limited (sometimes referred to as "SIL"), is a provider of specialty lines of insurance, reinsurance and risk and credit enhancement. Strategy conducts its insurance and reinsurance operations through its subsidiary, SIL, which is incorporated in Barbados, West Indies. It has offices in Barbados, West Indies; London, England; and Toronto, Canada.

         The Definitive Stock Exchange Agreement provided for the purchase and retirement of 25,827,000 shares of our common stock by Strategy; the forward split of the remaining 1,105,000 common shares into 15,470,000 shares; the issuance of 45,100,000 shares of our common stock to acquire Strategy; and the issuance of 900,000 shares of our common stock as a finders fee. After completion of the above transactions, the Company had 61,470,000 shares of its common stock outstanding. As a result of these transactions, a change in control has occurred and Frank Ney received 26,691,840 shares of common stock (43.42% of the total outstanding) and Kavrav Ltd. received 18,408,160 shares of common stock (29.95% of the total outstanding).

         SIL received an Exempt Insurance License from the Ministry of Finance, Barbados, West Indies, on March 25, 2004, which authorizes SIL to engage in the following classes of insurance business from within Barbados:

         -        General insurance business.
         -        Credit and liability insurance.
         -        Mortgage indemnity insurance.
         -        Rental guarantee insurance.
         -        Reinsurance.

         The acquisition of Strategy by CI was approved by The Ministry of Finance, Barbados, on October 25, 2004.

Description of Business

         Strategy, through its wholly owned subsidiary, SIL, is organized as a multi-line insurer with a focus on credit and liability insurance in the fixed income and construction industries, predominately in North America. It also offers insurance related risk management solutions to users and providers of capital.

         Strategy is headquartered and licensed in Barbados and commenced operations on March 25, 2004. Strategy will also operate risk management and broker support offices in London, Toronto, and Tampa, Florida. Premium income is expected to be derived from the following sources:

         - Underwriting and support of RS Group of Companies Inc. and its affiliates.
         -        Mortgage indemnity insurance.
         -        Condominium pre-sale sureties.
         -        Senior Life Settlements held by Merlin Underwriting Agency.
         - Canadian Intermediaries Limited North American Contractor liability portfolio.
         -        Film completion bonds.
         -        Credit enhancement products.

Organization

         Strategy has organized itself as a multi-line insurance company in Barbados. It is the parent of several wholly owned subsidiaries strategically located in target markets. Strategy is responsible for the strategic direction of our company and will be the approving authority on all underwriting.

Key subsidiary companies are as follows:

         - Strategy Underwriting Agency Limited ("SUAL") - provides underwriting expertise and

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

                  agency services. It is located in the city of London where it is a part of our U.K operations.

         - Strategy Insurance (Canada) Limited - an Ontario, Canada corporation, provides administrative, agency, licensing and marketing support for the North American market. It is located in Ontario, Canada.

         - Strategy Real Estate Investments Ltd. - is located in Toronto, Canada and invested in five real estate projects in Toronto, and Kingston, Canada.

         - Strategy Senior Life Investments Company, Ltd. - is located in Barbados and has been created in anticipation of participating in the senior life marketplace.

Market Philosophy

         The global insurance market is reflective of societal changes be they limited to regional adjustment or reaction to international events. Many players in the industry have retrenched in recent years, revising their portfolio mix and underwriting philosophy to embrace conservatism of style, while attempting to maintain market share and acceptable yields to shareholders.

         Strategy is created with respect for the role insurance plays in society and mindful of the winds of change blowing through the industry, in particular the convergence of insurance and finance.

         As in any business, a single underwriting philosophy governs all of our underwriting operations. We are careful and disciplined underwriters, but are creative and flexible. We invest substantial time and resources to develop sophisticated securitization and risk models in an attempt to ensure that underwriting is profitable and risk is mitigated. We marry both capital markets financial products and traditional insurance underwriting practices to ensure expanded premium growth while maintaining minimal risk exposure. Our core business philosophy is financial performance and security.

         The convergence of financial products and insurance has created a new arena with almost endless potential. The conception and launch of Strategy is timed to exploit this opportunity. The composition of our board of directors reflects commercial success and insurance expertise that drives corporate philosophy. Through executive risk review and embedded expertise, Strategy's mission is to be an influential player in the development and expansion of the financial insurance sector.

The Market

         Strategy views the credit market as its primary focus of business. Changes within the insurance and financial industries, specifically capital markets and those protocols being developed in the Basel Accord have precipitated a convergence of financial products and insurance throughout the global capital markets. This convergence has created a development of credit insurance products that will provide securitization and certainty for long-term asset/liability management that is a benefit for every investor who has long-term income planning issues. Credit insurance will influence not only long term lending investment strategies but it will directly affect an investor's approach to asset allocation and portfolio management in the fixed income market.

         Globally, insurance companies are supportive of credit based insurance given recent re-positioning of their infrastructures to include capital market activities and have begun to create Financial Solutions Groups to support those markets. Marsh & McLennan Insurance and Marsh & McLennan Securities Corporation, Swiss Reinsurance Company and Swiss Re Financial Services Group are two of the many growing examples of this trend. Max Re, a reinsurer based in Bermuda has developed a Capital Markets Insurance structure that is providing investors market leading returns. They are offering Credit

Default Swaps, Credit Default Insurance, Residual Value Insurance and many more credit insurance derivatives.

         Swiss Re recently participated in the development of contingent loss coverage for banks saddled with long term loan loss provisions. They concluded an underwriting for the Royal Bank of Canada wherein they insured the Royal Bank's loan loss provisions using Contingent Loss coverage backed up by a call option for preferred stock of each other's companies. The result was the freeing up of $200 Million Canadian in capital that bank regulators were requiring the bank to hold without investing as part of their loan loss provisions requirements. The cost of the insurance premiums for this transaction was a fraction of the funds the bank is now earning from investing the recaptured $200 Million Canadian.

         Christopher L. Culp has written a review of this transaction, titled a "CLOC". He is an Economics Professor at the University of Chicago who has studied the growing trend of Credit Insurance derivatives and now is on the Board of Advisory of a periodical journal titled "Risk Finance, The Convergence of Financial Products and Insurance". Credit Default Insurance and Residual Value Insurance are the two widely used credit insurance products in the insurance market today. Standard & Poor's have developed a rating system for insurance companies offering Credit Insurance: Financial Enhancement Ratings
(FER) is a rating system that applies to those insurance companies providing Credit Insurance products who have agreed to pay losses on demand and without delay.

         The brokerage community in London is also changing its brokerage services to meet the Credit Insurance needs and requests of their clients and underwriters. They see themselves as Intermediaries with newly defined claims adjustment parameters and increased responsibilities as Risk Managers. Strategy has recognized the trend and has created a strategic relationship with a UK based insurance brokerage to support our business objectives.

         It is anticipated that Strategy will earn 75% of its premium income from the credit market while the remainder of its income will be derived from standard contingent liability underwriting in the North American market.

Risk Minimization Strategy

         Our key risk minimization strategy has two platforms, Insurance and Capital Market Products. We invest and will continue to invest substantial resources in the development of sophisticated analytical tools to support the insurance underwriting platform and personnel who understand and can structure complex financial products to hedge risk positions insured by strategy. Our market consists of Credit Products which have historic data support or are priced to garner high enough premium yields to support the acquisitions of either reinsurance or financial products from global capital markets. However, we also believe that an underwriter operating within our structure must have the freedom to use its experience, intelligence and judgment if they are to offer the client the most appropriate insurance product given that our core business is insurance.

         We have  identified the following  risks that are faced by Strategy and
have   implemented   appropriate   minimization   strategies   to  protect   our
shareholders.

         Catastrophic Loss

         Catastrophic loss such as natural disasters can cause significant impact on the results of insurance companies. To minimize exposure from these risks, we have chosen lines of business that are less susceptible to natural disaster.

         Conflagration of Claims

         Conflagration of claims or the tendency for claims to cluster together thus causing an insurance company to pay a frequency of claims in an area where they would not normally expect it can cripple a company. We minimize this exposure by using spread of risk. By diversifying the portfolio of business and transferring the risk through retrocession or reinsurance, we reduce our exposure to this risk.

         Poor Demand

         Poor demand can cause a reduction in the return on investment of the company and increase the cost of our capital. We have taken a multi-pronged approach to this risk. First, we are partnering with certain international intermediaries who have a better than average portfolio of business and have agreed to place a predetermined amount of business with us. Second, we have established strategic partnerships with other underwriters that will feed business to us through Tyser Credit Risk Ltd. Third, we have established a set of underwriting principals that reduce this exposure by limiting business written to those portfolios that are ongoing as opposed to start-up businesses.

         Regional Differences

         Certain regions in the global market do not produce results that contribute to profitability. In order to mitigate this risk, we have chosen underwriting officers who know and understand the global market and have the experience to choose the best business in these markets. We have also reduced this exposure by choosing lines of business that naturally reduce this exposure as the demand for them in less desirable regions is negligible.

         Profitability

         In any insurance company there is always the risk of loss due to the assumption of risk that may not be fully identified or changes due to external forces beyond our control. A recent example of this is risks such as terrorism that for may years went unnoticed in the North American context and have become very prominent in the risk minimization strategies of insurance companies since September 11, 2001. We have chosen lines of business that have traditionally shown better results and will choose to underwrite only those risks in these lines that indicate better than average results.

         Regulatory Changes

         As a result of certain commitments made by the Barbados government, insurance companies licensed in Barbados may operate in the United States as Non-Admitted carriers. As this is a special exemption that could be changed at any time, we will need to maintain a presence onshore. Over time, this presence will be increased in order to make the transition onshore should regulatory changes require it.

Securitization Plan

         Strategy is organized as a multi-line insurer with a focus on credit and liability insurance in the fixed income and construction industries, predominately in the North American markets.

         Our key risk minimization strategy is based on a two-platform securitization strategy, re-insurance and/or capital market derivative and discounted bond products to be used as securitization for its book of underwriting. While we maintain some risk, it is not weighted on average more than premium dollars earned. In some cases our risk strategy includes only analytical and statistical data, as in the case of Rental Guarantee Insurance and Mortgage Indemnity Insurance. In both cases we are able to build an appropriate risk analysis based on historic default and vacancy rates. In the case of mortgages, the traditional default rate is 4% of premium earned and in the case of Rental Guarantee Insurance, U.S. Census information has provided us with detailed information on default and vacancy rates which indicates a loss ratio no higher than 6% of premium earned.

         Following is a more detailed plan for our securitization:

         Rental Guarantee Insurance

         The national default rate is 1.35% based on a 38 city comparison analysis which is based on U.S. census information. Given the plan provided by Rent Shield, we believe this product doesn't need additional institutional securitization given that each apartment rent insured is personally guaranteed by the tenant.

         Mortgage Indemnity Insurance

         The North American Mortgage model indicates a default rate of less than 1%. Given the plan provided by RSC Financial, we believe this product does not require further securitization, given that property and personal guarantees form part of the security for the underwriting.

         Credit Enhancement Residential Developer Pre-Sale Surety

         Traditionally, in North America, most construction loans on residential developments are based on pre-sales and pre-sale contracts. Given this, banks take absolutely no risk on market issues, solely considering risk on construction completion and budgetary issues that can be mitigated through insurance, bid bonds, material bonds, labor bonds and completion bonds. In spite of the above, banks traditionally lend no more than 65% of the construction cost, even though pre-sales account for 100% of these costs. Builders and developers are tying up capital in projects, capital that is needed for development of new projects, and this has created a market for pre-sale backed construction financing. It can be a lucrative market, the premium charged can be 4.5% on the gross coverage and risk can be totally minimized if we use the following securitization plan:

         -        Proof of financing for the first 65%.
         - Pre-sales for 100% of the construction costs which include both the 65% bank loan and the 35% Strategy Surety.
         -        Pre-sales must carry a minimum 20% deposit.
         - Pre-sales must be third party and personally guaranteed by the purchaser.
         -        Pre-sales must be beyond the rescission period.
         - Completion bond from third party insurer rated no less than A-AM Best.
         - Bid, Material and Labor Bonds to cover all outstanding issues, this must be posted by the General Contractor and must be in support of the completion bond.
         - The builder must demonstrate to the insurance company that the fair market retail value of the property is at least 124% of the construction costs.

         In this model the insurer is underwriting the pre-sales which are secured by the 20% deposit, the buyer's personal guarantee, the equity on the project (minimum 24%) and completion backed by third party construction bonds.

         Fair Market Value Coverage - Time Share Industry

         Fair Market Value Coverage for the time share industry is a financial exercise marketed as Time Share Cost Protection Insurance.

         The time-share market has proven to be inefficient when it comes to pricing and resale. A standard week of time-share in the U.S. costs roughly $10,600 and based on current surveys only 3% of the U.S. population own time-shares. In 2002 the time-share industry sold approximately $9 Billion in time-shares worldwide, 60% of this accounted for marketing costs, a number that is growing all of the time. It is generally understood that time-share owners are typically dissatisfied but surveys demonstrate that 62% of the market are satisfied with their purchase. Of course, the vocal 38% are entirely unhappy about the purchase. The industry faces two issues, how to increase both market size and customer satisfaction. This can be achieved using time-share cost protection insurance, i.e.: provide insurance to a purchaser that in the event their time-share cannot be resold or exchanged they can call on the insurance to recover the cost of the time-share purchase or the difference between the exchange and the original purchase if the exchange is valued at a lesser amount.

         This  product  is  designed  and  marketed  as   insurance,   although,
underlying the product is a pre-contract hedge with a major bank to offset 100% of the risk of the insurer.

         Share Cost Protection Insurance

         Premium is 25% of the purchase price. For an average purchase price of $10,600, the average premium would be $2,650 with a one-time affinity group membership fee of the greater of $1,000 or $500 plus 5%.

         - Term is 10 years, with no call on the insurance until the 10th year. Insured must provide notice anytime by the seventh year of their intention to sell or exchange within the ten year period.

         - Marketing - As an affinity program through major timeshare sellers, exchangers and developers, such as Cendant, RCI and Intra West

         - Securitization - Purchase capital market products providing hedge fund returns that match 100% exposure to the risk.

         Senior Life Settlement Term Payment Insurance

         We believe that Senior Life Settlement underwriting can be very lucrative if the underwriter were to use some basic pool and derivative principles of securitization. In the past underwriters have written this product on a one off basis, not pooled the overall results and thus left the entire profit on each underwriting with the originators without the benefit of cross collateralization for risk minimization.

         The Life Settlement market in the United States comprises various entities purchasing the Life Insurance policies of third parties. To do so, it is necessary for the subject lives to be evaluated in terms of their mortality in order to define costing and place a value on the policy at purchase date. In addition to mortality, the market should be pooling the origination of these transactions in much the same way as mortgages are poolsed and the underwriters should be capping the return to a market rate and not the full face value of the Life Insurance.

         Film and Construction Completion Bonds

         Strategy has in-house expertise and experience in this type of coverage with a major supporter having produced many feature films and hundreds of hours of television. We will assemble a team to provide Film Completion bonding. This is a lucrative business, given the current nature of independent film production. The key issues in this market are in knowing (a) which risks to accept, (b) when a film should be taken over and (c) what to do after the takeover. There is virtually zero risk of complete loss, and properly structured, manageable risk of any loss.

         Liability Insurance

         Underwriting consideration in this wide-ranging class is restricted to historical high-yield business. Risk assessment requires a factual performance database spanning the prior five years.

         The impact of September 11, 2001 created major portfolio revisions, particularly by the large insurers, leaving a significant opportunity for small players. Strategy has access to a number of such books where current pricing levels (due to market contraction) are at an all-time high.

         Of prime underwriting importance is assessment of the existing legal environment and its trend in any given jurisdiction. While premiums may have ballooned in the hard-to-place sector, coverage such as E&O/D&O and Professional Liability would not be considered as opportunities. The long-tail nature of such heavy liability risks and the court award levels are not elements Strategy will contemplate under any circumstances.

         Contingency underwriting is considered due to the typically unique nature of such risks. We would anticipate a minimum premium level due to the review effort on each case but would expect a gross underwriting ratio of 10% to 15% on the overall book.

Other Classes of Insurance

         Initially we are focusing on the areas outlined above, but remain open to reviewing other business that is risk averse and economically viable.

         Many regions have surplus capacity from large insurers and the bank assurance market. This creates an unstable rating environment as pricing levels are generally inadequate with consequent (often massive) re-adjustments being periodically necessary. This can tend to lead to over-regulation on pricing, or, in the case of a politically sensitive class, government intervention. High volume, low-yield business, such as personal lines and standard commercial, will not be written by Strategy.

         Similarly, high-risk exposed business (Professional Liability and environmental exposures for example) will not be considered. Strategy will not write Marine or Aviation business.

         We anticipate considering niche business, such as accident/disability, but not on a retail basis to individuals. For this type of coverage, and most others, it is preferable to underwrite Group or Affinity type programs, which have sufficiently large numbers to reflect a sound statistical base over time, but also provide the ability to adjust terms in the event of unexpected deviation.

         Strategy will consider increased involvement in the Reinsurance area over time, but will not entertain portfolios with catastrophic potential or low retention Excess of Loss business. It is common in the industry to back licensed paper in specific jurisdictions and this will be considered subject to the quality of the insurer involved, as well as, the portfolio itself. At all times, it is a pre-requisite that the ceding insurer be approved by the Underwriting Committee.

Technology Plan

         Our vision is to develop a web-based application that will enable approved intermediaries to securely enter insurance and financial data from anywhere in the world in multiple languages and multiple currencies. This system will in turn be able to record and report on all financial transactions as well as transfer funds according to those transactions.

         Qualified intermediaries will be able to submit an application for underwriting via the Internet through an SSL encrypted secure login and have their choice of language such as English, French, German, Spanish, etc. Intermediaries will be located throughout the globe in multiple countries, in multiple regions, entering a variety of different insurance lines. Options and fields on the system will be dynamically presented based on their role/access. This will include but not be limited to Insuree's contact information, banking information, policy number, premiums, and currency. The system will also support the upload of multiple file types to be associated with policies. Moving forward, we will provide document systems that will enable users to fax in documents and images to be tied to different policies. Users within the system will be limited to Intermediaries and various administrative roles for underwriting, accounting, claims processing and management reporting. Underwriters logging into the system will be able to view new applications pending, including attached documents, as well as approve, decline or request more information from the intermediaries. The system will also notify users of any abeyance and any actions to be taken. The system will automatically assign policy numbers once approved, as well as, record all premiums established and to be collected through electronic sweeps of bank accounts. Subject to currencies involved, such as Pound Sterling, Euros or US Dollars, interfaces will be written to automatically withdraw or deposit funds into different accounts. Scheduled reports will include details on premiums written and earned, claims paid, claims outstanding, loss ration on written and earned, as well as, total incurred loss ration on a written and earned basis.

         System uptime required will be 24 hours a day, 7 days a week. To ensure this performance, the selected company will have to provide loan-balancing services either though hardware or software, as well as, UPS with possibly diesel generators to ensure the timely transfer of services to another offsite location in the event of power outage or facilities damage.

            In supporting multiple overseas offices, we anticipate no additional technical requirements, as this is an Internet based application. We will investigate options regarding the best locations for standby facilities, such as standby locations in Barbados with Cable & Wireless or in the UK with British Telecom. This would facilitate a failsafe environment providing 100% uptime. Service Level Agreement (SLA) would include automated system monitoring, as well as, at a minimum, 2-hour response time, available 24x7, with appropriate escalation procedures.

         In developing the system, we will leverage as much of the existing source code to support the new business. Interfaces already in place include:
Moneris' e-commerce payment system, Royal Bank direct deposit and withdrawal and TransUnion/Equifax for credit checks. The development supplier will have to have demonstrated experience in developing applications for insurance or financial institutions using Microsoft SQL Server, .Net technologies and XML. Other possible technologies would include Oracle, J2EE, Java and WAP (Wireless Application Protocol). To work with multiple systems, XML standards will be established to provide seamless communication between systems, as well as, ASCII file standards to support systems that are not XML compatible. Data will also be backed up on a daily schedule with 21-day rotation of tapes to an offsite facility such as those services offered by Iron Mountain.

         Access to server rooms will be restricted to those authorized personnel by keypads and electronic keycards. 128-bit encryption will be implemented whenever possible subject to US laws regarding the export of this encryption algorithm. Network architecture will include firewalls, routers, DMZ, etc.

Employees

         We employed 12 people as of October 30, 2004. None of our employees is represented by a union and we believe our relationship with our employees is good.

            Strategy employs 3 full-time personnel and contracts the services of 4 others in Barbados who support the Board of Directors, Executive Director, Chief Actuary and Chief Financial Officer.

            SUAL is housed in the City of London and currently has 3 employees. We expect that they will have 20 employees in various executive, management, underwriting and administrative support roles by the end of 2006.

            Strategy Insurance (Canada) Ltd. currently employs 6 individuals supporting the administrative and sales areas. Two additional sales staff plus 2 additional administrative support staff are anticipated to be hired by June 30, 2005. Further staffing requirements will be subject to review based on sales growth.

Private Placement Transaction

         On November 16, 2004, our indirect wholly-owned subsidiary, Strategy Real Estate Investments Ltd., a corporation formed under the laws of the Province of Ontario, Canada, and us sold to a group of institutional and accredited investors in a private placement exempt from registration under
Section 4(2) of the Securities Act of 1933, as amended, an aggregate amount of $50,000,000 of units, each unit consisting of (a) one share of Series A Insured Redeemable Preferred Stock of Strategy Real Estate Investments; (b) one share of Series B Preferred Stock of Strategy Real Estate Investments; and (c) warrants to purchase shares of our common stock, $.001 par value per share. The purchase price was $10,000 per unit.

         The warrants issued by us in the private placement are exercisable at the option of the holder for a period of three years into our common stock. Each warrant permits its holder to exercise the warrant into a number of shares of common stock equal to the quotient obtained by dividing (a) the liquidation preference amount of the shares of Series A Preferred Stock of Strategy Real Estate Investments owned by such holder plus any accrued but unpaid dividends thereon by (b) $1.6671. The holders of the warrants are required to surrender the certificates representing the shares Series A Preferred Stock of Strategy Real Estate Investments with the appropriate liquidation preference upon the exercise of the warrants.

         We are obligated to register for resale the shares of common stock issuable upon exercise of the warrants pursuant to a registration rights agreement dated November 16, 2004 between the registrant and the purchasers named therein, of which this registration statement relates.

                             DESCRIPTION OF PROPERTY

            Our Corporate office is at Sagicor Corporate Centre, Wildey, St. Michael, Barbados, West Indies. We maintain a business and administrative office at 200 Yorkland Blvd., Suite 200, Toronto, Ontario M2J5C1, Canada and are in the process of finalizing the lease and preparing the office space for a second business and administrative office at Crosby Court, 38 Bishopsgate, London, England, EC2. This is expected to be ready for occupancy at about March 15, 2005.

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

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following tables present certain selected historical consolidated financial data. The historical consolidated financial information for the period from January 1, 2004 (inception) through February 15, 2004 and as of February 15, 2004 has been derived from our consolidated financial statements, which have been audited by Samuel Klein and Company independent accountants. You should read carefully the consolidated financial statements included in this prospectus, including the notes to the consolidated financial statements and the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                  Three Months ended       Six Months ended         January 1, 2004
                                                   October 31, 2004        October 31, 2004       (inception) through
                                                      Unaudited                Unaudited           February 15, 2004
                                                                                                        Audited

Statement of Operations Data

Gross written premiums                                     753,992                 753,992                      --
Net earned premiums                                        311,660                 311,660                      --
General and administrative expenses                        761,293               1,208,580                      --
      Net Loss from operations                             499,633                 896,920                      --
Other revenue (expense)                                         --
      Investment income                                    651,448               1,529,564
Net income before discontinued operations                  201,815                 632,644                      --
Net income before preferred dividends                      201,815                 617,090                      --
Dividends on preferred stock                            (2,605,790)             (5,211,580)                     --
Net loss on common stock                                (2,403,975)             (4,594,491)                (25,000)
Basic and diluted earnings (loss) per share                  (0.04)                  (0.08)                     --
Weighted-average shares outstanding basic               61,470,000              57,602,500                      --
      and diluted

                                                   October 31, 2004         April 30, 2004         February 15, 2004
                                                      Unaudited                Unaudited                Audited

Balance Sheet Data

Total assets                                          $106,673,884            $104,793,985            $104,581,610
Total current liabilities                                9,947,769               3,488,609               1,327,895
Stockholders equity                                     96,726,115             101,305,376             103,253,715

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

         Through Strategy Insurance Limited, we are a holding company for an integrated, international group of providers of specialty lines of insurance, reinsurance and structured risk solutions, focusing on credit enhancement, contingent liability and other specialty insurance and reinsurance. We have developed and are implementing a strategy to design, structure and sell a broad series of pass-through risk, specialty insurance and reinsurance platform products. SIL is a wholly owned subsidiary of Strategy Holding Company Limited, a Barbados company, and our wholly owned direct subsidiary. Strategy conducts its insurance and reinsurance operations principally through its subsidiaries incorporated in Barbados, West Indies. It has offices in Barbados, West Indies; London, England; and Toronto, Canada.

         SIL received an Exempt Insurance License from the Ministry of Finance, Barbados, West Indies, on March 25, 2004, which authorizes SIL to engage in the following classes of insurance business from within Barbados:

         -        General insurance business.
         -        Credit and liability insurance.
         -        Mortgage indemnity insurance.
         -        Rental guarantee insurance.
         -        Reinsurance.

         Our initial organization stages from late December 2003 until the middle of 2004 were characterized by (i) efforts to capitalize the Company in order to provide the asset base on which an insurance business could be constructed and (ii) an effort to receive approval to operate as an insurance company under the Barbados Exempt Insurance Act. During this period, operating expenses, legal fees and payroll costs were incurred. Additionally, dividends were paid on the preferred stock issued by Strategy Holdings as part of the capitalization process.

         Contemporaneously, we began to staff our offices in Barbados, Toronto and London in anticipation of obtaining our license to operate from the Barbados Supervisor of Insurance. This resulted in an increase in our payroll expense, travel expense and legal costs as the structure for doing business was being put in place.

         Upon receipt of the Barbados Supervisor of Insurance's permission to operate as an insurance company on March 25, 2004, we began quoting on potential business. This is done through, and with the assistance of, insurance brokers around the world. Additional staff was hired in Barbados and Toronto and we entered into leases for our office space.

         We received our first premium income in September 2004.

Significant Accounting Policies

(a)      Basis of Presentation

         The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and all amounts are stated in U.S. dollars.

(b)      Use of Estimates

         The preparation of financial statements in accordance with accounting principals generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management periodically reviews its estimates and assumptions including particularly the adequacy of reserves for unpaid losses and loss adjustment expenses, reinsurance allowance for doubtful accounts and litigation liabilities, as well as deferred policy acquisition costs. Actual results may differ from the estimates and assumptions used in preparing the financial statements.

(c)      Financial Instruments

         We plan to account for our investments in accordance with Financial Accounting Standards Board Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115) or in accordance with Statement No. 107, "Disclosures About Fair Value of Financial Instruments" (SFAS
107). This statement, as amended by Statement No. 133 (SFAS 133), requires disclosures of both the fair value and the basis of estimating the fair value.

         SFAS No. 115 requires that certain debt and equity securities be classified into one of three categories: held-to-maturity, available-for-sale, or trading securities. Investments in debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost in the statement of financial position. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value. Trading generally reflects active and frequent buying and selling, and trading securities are generally used to generate profit on short-term differences in price. Investments not classified as either held-to-maturity or trading securities are classified as available-for-sale securities and reported at fair value.

         SFAS No. 107 defines noncurrent receivables as financial instruments and requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practical to estimate that value. SFAS 107 defines fair value as the quoted market prices for those instruments that are actively traded in financial markets. In cases where quoted market prices are not available, fair values are estimated using present value or other valuation techniques. The fair value estimates are made at a specific point in time, based on available market information and judgments about the financial instrument, such as estimates of timing and amount of expected future cash flows. Such estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument, nor do they consider the tax impact of the realization of unrealized gains or losses. In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the instrument.

(d)      Cash Equivalents

         We consider all investments with original maturities of 90 days or less to be cash equivalents.

(e)      Premium Income

         Income on premiums will be recognized as written upon inception of the policy. For multi-year policies written which are payable in annual installments, due to the ability of the insured/reinsured to commute or cancel coverage within the term of the policy, only the annual premium will be included as written at policy inception. The remaining annual premiums included as written at each successive anniversary date within the multi-year term.

         Premiums written will be primarily earned on a daily pro-rata basis over the terms of the policies to which they relate. Accordingly, unearned premiums will represent the portion of premiums written which is applicable to the unexpired portion of the policies in force.

         Reinsurance premiums assumed will be estimated based on information provided by ceding companies. The information used in establishing these estimates is reviewed and subsequent adjustments are recorded in the period in which they are determined. These premiums are earned over the terms of the related reinsurance contracts.

(f)      Policy Acquisition Costs

         Policy acquisition costs will consist of commissions, premium taxes, underwriting and other costs that vary with and are primarily related to the production of premiums. Acquisition costs are deferred and amortized over the period in which the related premiums are earned. To the extent that future policy revenues on existing policies are not adequate to cover related costs and expenses, deferred policy acquisition costs will be charged to earnings.

         We will consider anticipated investment income in determining whether a premium deficiency exists.

(g)      Unpaid Losses and Loss Expenses

         Unpaid losses and loss expenses will consist of a provision for outstanding losses and loss expenses and a provision for losses incurred but not reported (IBNR). As with premiums, current year losses will be as reported. Provisions for outstanding losses and loss expenses are valued on claim adjusters' evaluations, with additional provisions made where the ceding company's management considers necessary. The IBNR component of the reported losses is established by ceding company management in consultation with its actuaries based on a combination of company and industry data.

         A liability will be established for our estimated unpaid losses and loss expenses under the terms of, and with respect to, its policies and agreements.

         The process of establishing reserves is a complex and imprecise process, requiring the use of informed estimates and judgments. Estimates and judgments may be revised as additional experience and other data become available and are reviewed, as new or improved methodologies are developed or as current laws change. Any such revisions could result in future changes in estimates of losses or reinsurance recoverable, and would be reflected in our results of operations in the period in which the estimates are changed.

         Reported losses and loss expenses on direct business will be valued on claim adjusters' evaluation, with additional provisions made where management considers these necessary. The IBNR provision is primarily established by management in conjunction with the consulting actuaries based on the application of a combination of company and industry data. Any difference between the estimated amounts and the actual settlements will be reflected in the results of the year in which they are determined.

         Future   developments   may   result  in  losses   and  loss   expenses
significantly greater or less than the reserve provided.

(h)      Property And Equipment

         Property and equipment will be stated at cost less accumulated depreciation and amortization. Depreciation and amortization of property and equipment are calculated using the straight-line method over the estimated useful lives.

(i)      Comprehensive Income

         Comprehensive income represents all changes in equity of an enterprise that result from recognized transactions and other economic events during the period. Other comprehensive income refers to revenues, expenses, gains and losses that, under accounting principles generally accepted in the United States of America, are included in comprehensive income but excluded from net income, such as unrealized gains or losses on certain investments in fixed maturities and equity securities.

(j)      Translation Of Foreign Currencies

         Under FAS 52, "Foreign Currency Translation", monetary foreign currency assets and liabilities are translated into U.S. dollars using period end rates of exchange. Non-monetary assets and liabilities, as well as statement of operations amounts, expressed in foreign currencies are translated using average exchange rates. Gains and losses resulting from foreign currency translations are recorded in current income.

(k)      Risks and Uncertainties

         Cash and investment securities are exposed to various risks, such as interest rate, market, and credit. Due to the level of risk associated with investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect the amounts reported in the financial statements.

(l)      New Accounting Standards

         In May 2003, the Financial Accounting Standards Board (FASB) issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" (SFAS 150). The statement requires an issuer to classify a financial instrument as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. These obligations include, but are not limited to, mandatorily redeemable stock, obligations to repurchase company shares and other obligations payable in company stock. The Company has completed its assessment of the effect of the pronouncement and has determined that it will not have an impact on its financial condition, results of operations or cash flows.

         In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities" (SFAS 149). SFAS 149 is generally effective for contracts entered into or modified after June 30, 2003. This amendment, among other things, further clarifies several implementation issues related to SFAS 133, as amended. The adoption of SFAS 149 did not have an impact on the Company's financial condition, results of operations or cash flows.

         In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46), which clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements." This interpretation provides guidance on the identification and consolidation of variable interest entities, whereby consolidation is achieved through means other than through control. FIN 46 did not have an impact on the Company's financial condition, results of operations or cash flows.

         In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" (SFAS 148), an amendment of FASB Statement No. 123. SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has not elected a voluntary change in accounting to the fair value based method, and accordingly, the adoption of SFAS 148 did not have a significant impact on the Company's results of operations or financial position.

Results of Operations

         The following table sets forth our income statement data as a percentage of net sales for the periods indicated below.

                                                     Three Months ended       Six Months ended
                                                      October 31, 2004        October 31, 2004
                                                         Unaudited              Unaudited
Gross written premiums                                     100.0%                 100.0%
General and administrative expenses                        100.9%                 160.3%

      Net Loss from operations                              59.6%                 118.9%
Other revenue (expense)                                     86.4%                 202.8%
      Investment income

Net income before discontinued operations                   26.8%                  83.9%
Net income before preferred dividends                       26.8%                  81.8%
Dividends on preferred stock                               345.6%                 691.2%
Net loss on common stock                                   318.8%                 609.4%


         Results of Operations For The Three Months Ended October 31, 2004

         Revenues. Revenues for the three months ended October 31, 2004 were $753,992 consisting of insurance premium generated by business written in Europe and Asia. Management believes the Company will continue to generate revenues from international sources because we are working with brokers in London.

         General and Administrative Expenses. General and Administrative Expenses for the three months ended October 31, 2004 were $761,293, comprised of claims reserves, payroll, travel, legal and accounting fees, and consulting fees and office expenses (including rent) and various other immaterial costs. We anticipate that as the business grows we will likely see increases in virtually all expense categories, particularly during the course of the next 12 months as we move out of our initial start-up phase into a full-blown operating status.

         Other Revenue  (Expense).  Other Revenue (Expense) for the three months
ended  October  31,  2004  were  $651,448,   comprised  of  interest  income  on
$104,231,610 of Mortgage Notes Receivable at 2.5% annual interest rate.

         Dividends on Preferred Stock. Dividends on Preferred Stock for the three months ended October 31, 2004 were $2,605,790, comprised of a 10% dividend payable on the Cumulative Preferred A and Cumulative Preferred B shares issued and outstanding.

         Results of Operations For The Six Months Ended October 31, 2004

         Revenues. Revenues for the six months ended October 31, 2004 were the $753,992 generated during the 3 month period ending October 31, 2004. The Company is in its first year of operations and it has taken until the recent quarter to generate the first premiums written.

         General and Administrative Expenses. General and Administrative Expenses for the six months ended October 31, 2004 were $1,208,579, comprised of claims reserves, payroll, legal and accounting fees, consulting expense and office costs (including rent), and other immaterial operating costs.

         Other Revenue (Expense). Other Revenue (Expense) for the six months ended October 31, 2004 were $1,529,564, comprised of interest income on the Mortgage Notes Receivable of $104, 231,610.

         Dividends on Preferred Stock. Dividends on Preferred Stock for the six months ended October 31, 2004 were $5,211,580, comprised of 10% dividends payable on the Cumulative Preferred A and Cumulative Preferred B shares issued and outstanding.

Liquidity and Capital Resources

         As of October 31, 2004 we had cash and cash equivalents of $415,761 compared to $48,310 as of July 31, 2004. The increase in cash and cash equivalents is a result of cash receipts from business written.

         The Company's operating expenses are currently approximately $250,000 per month. These are anticipated to increase to approximately $450,000 per month by the end of 2005 as business increases and the costs necessary to generate and support increased business also increase, beginning with increased staffing. Cash will be generated from operations and from an equity raise. In the event a proposed equity raise is not successful, the Company has sufficient resources to operate to throughout 2005, but may be hindered with respect to its rate of growth.

         The company began quoting on possible insurance business immediately following the receipt of permission to operate from the Ministry of Finance (Barbados) on March 26, 2004. The nature of the insurance business is such that individual pieces of business can take many months to negotiate and come to fruition. The Company is actively quoting on business. It is difficult to predict at this early stage in the Company's development what proportion of business quoted will generate revenues because we do not have a sufficient history by which to accurately estimate such numbers.

Commitments

         The  following  table   summarized  our  contractual   obligations  and
commercial commitments as of October 30, 2004:

                                                      Payment Due

                                          Less than                                                            After
Contractual Obligations                     1 Year     2 Years       3 Years       4 Years       5 Years      5 Years
-----------------------                     ------     -------       -------       -------       -------      -------
                                                                   (in thousands)
Short-term   debt  and   other                __           __             __            __           __           __
   current liabilities

Long-term debt                                __           __             __            __           __           __

Operating leases (1)                        $304        $304            $169           $54          $54         $270

Other long term liabilities

Total contractual obligations               $304        $304            $169           $54          $54         $270

(1) Consists of payments of office rent under real estate leases.

Intellectual Property

         We do not have any patents trademarks or copyrights. In order to protect our trade secretes we enter into non-disclosure agreements with our employees.

Governmental Regulation

         The principal operating entity in our group, Strategy Insurance Limited ("SIL"), is licensed in the Island of Barbados, West Indies as an "Exempt Insurance Company". SIL operates in the offshore financial sector of Barbados.

Under the Exempt Insurance Act, SIL is permitted to:

         (a) insure risks located outside Barbados in respect of which premiums originate outside Barbados; and

         (b) perform the functions of an underwriter, broker, agent, dealer or salesman.

Exempt insurance companies are regulated by the Minister of Finance, who has delegated certain functions to the Supervisor of Insurance.

         SIL staffs and maintains its head office in Barbados, from which it directs its insurance operations. It is not permitted to write business in Barbados.

         Barbados has reciprocal taxation treaties with several countries, notably the United States, Canada and the United Kingdom. Barbados has sought to maintain its reputation as a reputable international financial jurisdiction by establishing an Anti-Money Laundering Authority in accordance with the provisions of the Money Laundering and Financing of Terrorism Act.

         The  Company  is  not  subject   directly   to   regulation   by  other
jurisdictions. In the event that we wish to do business in a jurisdiction with regulatory requirements, our options are :

         - to use a fronting company (i.e., to have a licensed company underwrite the policy and then 100% re-insure that company in connection with such policy);
         -        not to write the business at this point in time; or
         -        to  obtain  the   necessary   approvals   in  the   applicable
                  jurisdiction.

         We currently choose to use fronting companies in order to act in the insurance business in the United States in Canada.

Competition

         We are an insurance company and, as such, compete with other insurance companies for available business. Where we differentiate ourselves, and how we see and market ourselves, as a company serving primarily credit requirements at the boundary of insurance and financial products, makes us different from other companies. Our market edge is not likely to be permanent. Others will step up and offer their products and services in our niche. The entrance of other entities into our market space will have both positive and negative impacts on us. A positive perspective is that competition verifies the validity of our approach and may also serve to expand the market by informing the world of the approach and the nature of the products and services being offered. A negative impact could be felt if market size is over-estimated and competition forces pricing to become too tight to generate adequate returns on investment

Off Balance Sheet Arrangements

         We have no off-balance sheet financing arrangements within the meaning of Item 303(c) of Regulation S-B.

                            SELLING SECURITY HOLDERS

         The selling security holders listed below may sell, from time to time under this prospectus, up to an aggregate of 29,992,207 shares of our common stock issuable upon the exercise of warrants. The warrants are exercisable at the option of the holder for a period of three years into our common stock. Each warrant permits its holder to exercise the warrant into a number of shares of common stock equal to the quotient obtained by dividing (a) the liquidation preference amount of the shares of Series A Preferred Stock of Strategy Real Estate Investments owned by such holder plus any accrued but unpaid dividends thereon by (b) $1.6671. The holders of the warrants are required to surrender the certificates representing the shares Series A Preferred Stock of Strategy Real Estate Investments with the appropriate liquidation preference upon the exercise of the warrants.

         The following table sets forth, to our knowledge, certain information about the selling security holders as of December 28, 2004. Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission, and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by the holders and the percentage ownership of the holders, shares of common stock issuable upon the exercise of the warrants held by the holders that are currently exercisable or exercisable within 60 days after the date of the table are deemed outstanding.

         To our knowledge, each of the selling security holders listed below has sole voting and investment power with respect to all of the shares of common stock beneficially owned by it except as may be listed below. None of the selling security holders has held nor had any material relationship with us within the past three years.

         As of December 9, 2004, a total of 63,147,503 shares of our common stock were outstanding. The following table sets forth information as of that date regarding the beneficial ownership of our common stock both before and immediately after the offering. Actual ownership of the shares is subject to exercise of the warrants.

         The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling security holders described below.

------------------------------------------------------------------------------------------------------------------------
                                        Shares Beneficially Owned                          Shares Beneficially Owned
                                            Prior to Offering            Shares Being       After the Offering (1)
      Name of Beneficial Owner             Number       % of Class (2)     Offered           Number       % of Class
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
  Whitebox Convertible Arbitrage
  Partners, L.P. (3)                     2,999,221           4.53%         2,999,221            0             0
------------------------------------------------------------------------------------------------------------------------
  Pandora Select Partners, L.P. (4)        599,845           0.94%           599,845            0             0
------------------------------------------------------------------------------------------------------------------------
  Whitebox Hedged High Yield

  Partners, L.P. (5)                     2,399,377           3.66%         2,399,377            0             0
------------------------------------------------------------------------------------------------------------------------
  Aviator Overseas Fund II, Ltd. (6)     1,019,735           1.59%         1,019,735            0             0
------------------------------------------------------------------------------------------------------------------------
  Aviator Master Fund, Ltd. (7)          7,678,004          10.84%         7,678,004            0             0
------------------------------------------------------------------------------------------------------------------------
  Longview Equity Fund, L.P. (8)           449,883           0.71%           449,883            0             0
------------------------------------------------------------------------------------------------------------------------
  Longview International Equity
  Fund, L.P. (9)                           149,961           0.24%           149,961            0             0
------------------------------------------------------------------------------------------------------------------------
  JMG Triton Offshore Fund, Ltd.
  (10)                                   5,848,480           8.48%         5,848,480            0             0
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
                                        Shares Beneficially Owned                          Shares Beneficially Owned
                                            Prior to Offering            Shares Being       After the Offering (1)
      Name of Beneficial Owner             Number       % of Class (2)     Offered           Number       % of Class
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
  JMG Capital Partners, LP (11)          5,848,480           8.48%         5,848,480            0             0
------------------------------------------------------------------------------------------------------------------------
  Veritas High Yield Arbitrage Fund
  I LLC (12)                               635,835           1.00%           635,835            0             0
------------------------------------------------------------------------------------------------------------------------
  Veritas High Yield Arbitrage Fund
  II LLC (13)                              212,945           0.34%           212,945            0             0
------------------------------------------------------------------------------------------------------------------------
  Veritas High Yield Arbitrage Fund
  (Bermuda) Ltd. (14)                    2,150,441           3.29%         2,150,441            0             0
------------------------------------------------------------------------------------------------------------------------

(1) Assumes all shares being offered by the selling security holders are sold.

(2) Assumes exercise of all of the warrants issued in the private placement on November 16, 2004.

(3) We have been advised by the selling shareholder that Andrew Redleaf is its controlling person.

(4) We have been advised by the selling shareholder that Andrew Redleaf is its controlling person.

(5) We have been advised by the selling shareholder that Andrew Redleaf is its controlling person.

(6) We have been advised by the selling shareholder that Eric Wong is its controlling person.

(7) We have been advised by the selling shareholder that Eric Wong is its controlling person.

(8) We have been advised by the selling shareholder that Wayne H. Coleson is its controlling person.

(9) We have been advised by the selling shareholder that Wayne H. Coleson is its controlling person.

(10) We have been advised by the selling shareholder that JMG Triton Offshore Fund, Ltd. is an international business company under the laws of the British Virgin Islands. Its investment manager is Pacific Assets Management LLC, a Delaware limited liability company. The manager is an investment adviser registered with the Securities and Exchange Commission and has voting and dispositive power over the selling shareholder's investments. The equity interests of the manager are owned by Pacific Capital Management, Inc., a Delaware company and Asset Alliance Holding Corp., a Delaware Company. The equity interests of Pacific are owned by Messrs. Roger Richter, Jonathan M. Glaser and Daniel A. David and Messrs. Glaser and Richter have sole investment discretion over the selling shareholder's portfolio holdings.

(11) JMG Capital Partners, L.P. is a California limited partnership. Its general partner is JMG Capital Management, LLC, a Delaware limited liability company and an investment adviser registered with the
         Securities and Exchange Commission. The manager has voting and dispositive power over the selling shareholder's investments. The equity interests of the manager are owned by JMG Capital Management, Inc., a Delaware corporation, and Asset Alliance Holding Corp., a Delaware corporation. Jonathan M. Glaser is the Executive Officer and Director of JMG Capital and has sole investment discretion over selling shareholder's portfolio holdings.

(12) We have been advised by the selling shareholder that Jim Kastberg is its controlling person.

(13) We have been advised by the selling shareholder that Jim Kastberg is its controlling person.

(14) We have been advised by the selling shareholder that Jim Kastberg is its controlling person.

                              PLAN OF DISTRIBUTION

         The selling security holders and any of their donees, pledgees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of our common stock being offered under this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales, which may include block transactions, may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

         - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker-dealer as principal and resales by the broker-dealer for its own account;

         - an exchange distribution in accordance with the rules of the applicable exchange;

         -        privately negotiated transactions;

         -        in connection with short sales of the shares;

         - broker-dealers may agree with the selling security holders to sell a specified number of shares at a stipulated price per share;

         -        a combination of any of these methods of sale; or

         -        any other method permitted by applicable law.

         The sale price to the public may be:

         -        the market price prevailing at the time of sale;

         -        a price related to the prevailing market price;

         -        at negotiated prices; or

         - a price the selling security holder determines from time to time.

         The shares may also be sold under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling security holders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

         The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements. If any selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. Broker-dealers engaged by any selling security holder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         The selling security holders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. To our knowledge, no selling security holder has entered into any agreement with a prospective underwriter, and we cannot assure you as to whether any such agreement will be entered into. If any selling security holder informs us that it has entered into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

         The selling security holders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

         We are required to pay all fees and expenses incident to the registration of the shares and have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

         McMahan Securities Co. L.P. acted as placement agent in connection with the private placement transaction that closed on November 16, 2004 and received a cash fee of $2,500,000.

                            DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of December 9, 2004, we had 63,147,503 shares of common stock outstanding and no shares of preferred stock outstanding. The following is a summary description of our capital stock.

         Common Stock

         The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at times and in amounts as the board of directors may from time to time determine, subordinate to any preferences that may be granted to the holders of preferred stock. Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote.

         The common stock is not entitled to preemptive rights and may not be redeemed or converted. Upon our liquidation, dissolution or winding up, the assets legally available for distribution to our stockholders are divided among the holders of the common stock in proportion to the number of shares of common stock held by each of them, after payment of all of our debts and liabilities and fulfillment of the rights of any outstanding class or series of preferred stock that has priority to distributed assets. The rights of holders of common stock are subordinate to those of holders of any series of preferred stock.

         All of the issued and outstanding shares of common stock are duly authorized, validly issued, fully paid, and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders may be diluted.

         Preferred Stock

         Preferred stock may be issued from time to time in one or more series, and our board of directors, without action by the holders of common stock, may fix or alter the voting rights, redemption provisions, dividend rights, dividend rates, claims to our assets superior to those of holders of our common stock, conversion rights and any other rights, preferences, privileges and restrictions of any wholly unissued series of preferred stock. The board of directors, without stockholder approval, can issue shares of preferred stock with rights that could adversely affect the rights of the holders of common stock. The issuance of shares of preferred stock could adversely affect the voting power of the holders of common stock and could have the effect of making it more difficult for a third party to acquire, or could discourage or delay a third party from acquiring, a majority of our outstanding common stock.

         Preferred stock can be used as an anti-takeover measure. The board of directors has exclusive discretion to issue preferred shares with rights that may trump those of its common stock. The board of directors could use an issuance of preferred stock with dilutive or voting preferences to delay, defer or prevent common stock stockholders from initiating a change in control of our company or reduce the rights of common stockholders to the net assets upon dissolution. Preferred stock issuances may also discourage takeover attempts that may offer premiums to holders of our common stock.

         Warrants

         On November 16, 2004, our indirect wholly-owned subsidiary, Strategy Real Estate Investments Ltd., a corporation formed under the laws of the Province of Ontario, Canada, sold to a group of institutional and accredited investors an aggregate amount of $50,000,000 of units, each unit consisting of
(a) one share of Series A Insured Redeemable Preferred Stock of Strategy Real Estate Investments; (b) one share of Series B Preferred Stock of Strategy Real
Estate Investments; and (c) warrants to purchase shares of our common stock, $.001 par value per share. The purchase price was $10,000 per unit.

         The warrants are exercisable at the option of the holder for a period of three years into our common stock. Each warrant permits its holder to exercise the warrant into a number of shares of common stock equal to the quotient obtained by dividing (a) the liquidation preference amount of the shares of Series A Preferred Stock of Strategy Real Estate Investments owned by such holder plus any accrued but unpaid dividends thereon by (b) $1.6671. The holders of the warrants are required to surrender the certificates representing the shares Series A Preferred Stock of Strategy Real Estate Investments with the appropriate liquidation preference upon the exercise of the warrants.

         We are obligated to register for resale the shares of common stock issuable upon exercise of the warrants pursuant to a registration rights agreement dated November 16, 2004 between the registrant and the purchasers named therein, of which this registration statement relates.

         Class A Redeemable Preference Shares Series 1 of Strategy Holdings

         The Class A Redeemable Preference Shares Series 1 of Strategy Holdings bear interest at a rate of 10% per annum and rank on parity with the preference shares of every other series with respect to priority in the payment of dividends and in the distribution of assets of Strategy Holdings in the event of any liquidation, dissolution or winding-up of Strategy Holdings or other distribution of assets of Strategy Holdings among its shareholders for the purpose of winding-up its affairs. The Series A shares have no voting rights, except as noted under certain special circumstances indicated in the Articles of Incorporation. The shares are redeemable at the Strategy Holding's direction after 10 years, upon proper notice of not less than 1 year being provided to the shareholders by Strategy Holdings. The shareholders may, at any time, cause redemption by providing proper notice to Strategy Holdings, as indicated in the

Articles of Incorporation.

         Class B Redeemable Preference Shares Series 1 of Strategy Holdings

         The Class B Redeemable Preference Shares Series 1 of Strategy Holdings bear interest at a rate of 10% per annum and rank on parity with the preference shares of every other series with respect to priority in the payment of dividends and in the distribution of assets of Strategy Holdings in the event of any liquidation, dissolution or winding-up of Strategy Holdings or other distribution of assets of Strategy Holdings among its shareholders for the purpose of winding-up its affairs. The Series B shares have no voting rights, except as noted under certain special circumstances indicated in the Articles of Incorporation. The shares are redeemable at the Strategy Holding's direction after 10 years, upon proper notice of not less than 1 year being provided to the shareholders by Strategy Holdings. The shareholders may, at any time, cause redemption by providing proper notice to Strategy Holdings, as indicated in the Articles of Incorporation.

         Series A Preferred Shares of Strategy Real Estate Investments

         Strategy Real Estate Investments has 5,000 shares designated as Series A preferred shares. As of December 28, 2004, all 5,000 shares of Series A preferred shares of Strategy Real Estate Investments were outstanding. The Series A Preferred shares pay dividends at an annual rate of ten percent (10%), which are paid quarterly. United Insurance Company Limited, a company formed under Barbados law (an insurance company with an "A-" rating by AM Best's), is insuring payment of 100% of the quarterly dividends on the Series A Preferred over the three (3) year period they will be outstanding and the liquidation preference of the Series A Preferred pursuant to a Contingent Guarantee Policy. Upon the occurrence of certain events of default (as set forth in the Articles of Incorporation of Strategy Real Estate Investments), the Series A liquidation preference and all accrued and unpaid dividends thereon shall become immediately payable.

         The Series A Preferred will be subject to mandatory redemption by Strategy Real Estate Investments, three (3) years from the date of issuance, at their full liquidation preference, net of all appropriate Canadian withholding and income tax, plus all accrued and unpaid dividends.

         The holders of Series A preferred shares are not entitled to receive notice of or to attend any meeting of the shareholders and shall not be entitled to vote at any such meeting unless and until Strategy Real Estate Investments fails to pay the cumulative preferential dividends on the Series A preferred shares for two consecutive quarters and the United Insurance Company Limited shall, from September 21, 2005 through the maturity date, fail to pay for two consecutive quarters an amount equivalent to such dividends that have not been paid by us to the holders. Thereafter, and only so long as such dividends are in arrears, the Series A preferred shares shall be entitled to call meeting of shareholders of Strategy Real Estate Investments and have one vote for each share of Series A Preferred of Strategy Real Estate Investments.

         Series B Preferred Shares of Strategy Real Estate Investments

         Strategy Real Estate Investments has 5,000 shares designated as Series B preferred shares. As of December 28, 2004, all 5,000 shares of Series B preferred shares of Strategy Real Estate Investments were outstanding. Each share of Series B Preferred of Strategy Real Estate Investments entitles its holder to receive a pro rata share of five percent (5%) of the gross sales from each of the five (5) special purpose residential real estate properties in Canada, being developed by the Lux Group. Payments of the gross sales interest shall be made from time to time after the sale of each project to a third party for monetary consideration. Strategy Real Estate Investments will receive the gross sales interest (which will be paid out to the holders of shares of Series B Preferred) pursuant to Participation Agreements between Strategy

Real Estate Investments and each of the five (5) entities investing in the projects. The shares of Series B Preferred of Strategy Real Estate Investments are not redeemable and they will continue to receive the gross sales interest for as long as they are outstanding. No dividends (other than payment of the gross sales interest) will be payable on the shares of the Series B Preferred.

REINSERT

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         The following is a list of the names and ages of our directors and executive officers:

NAME                  AGE     POSITION
--------------------------------------------------------------------------------
Stephen Stonhill      47      Chairman of the Board and Chief Executive Officer
Lennox Gibbs          59      Managing Director of Global Operations, Director
Hugh Forrest          49      Chief Underwriting Officer, Director
Anthony Iatesta       47      Vice President of Underwriting
Edward J. Kruk        52      Chief Financial Officer
Phillip Armstrong     48      Managing Director of SUAL

         STEPHEN STONHILL became Chief Executive Officer and a Chairman of the Board on June 14, 2004. Mr. Stonhill brings to us a wealth of managerial experience in the insurance and marketing areas. He owned and operated, for the past 15 years, Canadian Intermediaries Limited, a Lloyd's of London Coverholder insurance intermediary/underwriting company that he recently sold in order to lead Strategy's management team. He has over 29 years experience in the London and North American insurance and reinsurance markets. Since moving to North America in 1987, he has been an Approved Correspondent with Lloyd's.

         LENNOX GIBBS, Managing Director of Global Operations, was President of his own financial consultancy from 2002 to 2004, Chief Financial Officer of Visual Bible International from 2000 to 2002 and a Director of Canadian Imperial Bank of Commerce's Media and Knowledge-based lending group from 1997 to 2000. Prior thereto he was for seven years a Senior Executive with Astral Media and with Alcan Aluminum for twelve years before that. His last position with Alcan was Chief Financial Officer of Alcan International's venture capital group. He is a First Class Honors Graduate of Queens University School of Engineering and an MBA graduate of Harvard Business School.

         HUGH FORREST became our Chief Underwriting Officer on June 14, 2004. Mr. Forrest has spent 25 years in the insurance industry in Canada and worldwide with organizations such as Lloyds, AXA and Liberty Mutual and has educational credentials in Risk Management and Insurance. He spent 8 years in 2 of the top 4 consulting firms in the world. From 1999 to 2002 Mr. Forrest was Chief of Agency Operations for Direct Link Insurance Services; from 2002 to 2003, President of AACQ Financial Services, and in 2003 COO of RS Group of Companies, Inc., before moving to Strategy Insurance Limited as Chief Underwriting Officer. Mr. Forrest graduated with a bachelor's degree in psychology from York University.

         ANTHONY IATESTA became our Vice President of Underwriting on June 14, 2004. Mr. Iatesta has been in the Commercial Insurance sector since 1979. His work experience has been in both Canada and the United States with such notable companies as AIG, Aon and Zurich. He has held senior positions in the underwriting area as well as being a licensed broker in Canada and the United States. His experience includes managerial and marketing in the standard and Excess & Surplus Lines marketplace.

         EDWARD J. KRUK became our Chief Financial Officer on June 14, 2004. He had previously been Chief Financial Officer of Strategy Insurance Limited since January 1, 2004. Mr. Kruk is an accomplished senior financial executive, with broad experience in handling the demands of multi-divisional operations and had a private consulting practice, which assisted companies in the development of growth management strategies. Mr. Kruk is a Chartered Accountant with an MBA from the University of Toronto. For the 6 years prior to joining Strategy Insurance Limited, Mr. Kruk was a Financial Consultant working with corporations at the senior financial levels.

         PHILIP ARMSTRONG became Managing Director of SUAL on June 14, 2004. Mr. Armstrong started brokering in 1973 with Willis Faber, moving to the underwriting side in 1978, he held a number of senior positions in the London Market. In 1990 he moved to the Brockbank Syndicate where he was an underwriter in his own right until 2000 when he moved to Aon as an Executive Director of Global Risks. Mr. Armstrong left AON in June 2004 to join Strategy. Philip is a former Chairman of Lloyd's European Working Group and Deputy Chairman of the British Insurers European Committee.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding beneficial ownership of our common stock as of December 28, 2004, by (i) each person who "beneficially" owns more than 5% of all outstanding shares of common stock, (ii) each director and the executive officer identified above and (iii) all directors and the executive officer as a group.

             Name and Address of                        Amount and Nature of
               Beneficial Owner                           Beneficial Owner                    Percent of Class
5% HOLDERS

Frank Ney                                                    26,691,840                            43.4%
c/o Strategy International Insurance Group
Inc.
200 Yorkland Blvd., Suite 200
Toronto, Ontario M2J5C1 Canada

Kavrav  Ltd.                                                 18,406,160                            30.0%
c/o Strategy International Insurance Group
Inc.
200 Yorkland Blvd., Suite 200
Toronto, Ontario M2J5C1 Canada

Aviator Master Fund, Ltd.                                     7,678,004(1)                        10.84%

JMG Triton Offshore Fund, Ltd.                                5,848,480(1)                         8.48%

JMG Capital Partners, LP                                      5,848,480(1)                         8.48%


OFFICERS AND DIRECTORS

Stephen Stonhill                                                      0                               *
c/o Strategy International Insurance Group Inc.
200 Yorkland Blvd., Suite 200
Toronto, Ontario M2J5C1 Canada

Lennox Gibbs                                                          0                               *
c/o Strategy International Insurance Group Inc.
200 Yorkland Blvd., Suite 200
Toronto, Ontario M2J5C1 Canada

             Name and Address of                        Amount and Nature of
               Beneficial Owner                           Beneficial Owner                    Percent of Class
Hugh Forrest                                                          0                               *
c/o Strategy International Insurance Group Inc.
200 Yorkland Blvd., Suite 200
Toronto, Ontario M2J5C1 Canada

Anthony Iatesta                                                       0                               *
c/o Strategy International Insurance Group Inc.
200 Yorkland Blvd., Suite 200
Toronto, Ontario M2J5C1 Canada

Edward J. Kruk                                                        0                               *
c/o Strategy International Insurance Group Inc.
200 Yorkland Blvd., Suite 200
Toronto, Ontario M2J5C1 Canada

Phillip Armstrong                                                     0                               *
c/o Strategy International Insurance Group Inc.
200 Yorkland Blvd., Suite 200
Toronto, Ontario M2J5C1 Canada

Directors and Officers as a group                                     0                               *
(total of 7 persons)
---------------------------------------------------------------------------------------------------------------
*        Represents less than 1%.

(1) Consists of shares of common stock underlying warrants exercisable within 60 days.

                             EXECUTIVE COMPENSATION

         (a)      Summary Executive Compensation Table

                           Summary Compensation Table

           Name and Principal              Fiscal
                 Position                   Year*      Salary ($)       Bonus ($)     Other Annual Compensation ($)
                 --------                   -----      ----------       ---------     -----------------------------
  Stephen  Stonhill                         2004          $0              $0                      $0
     Chairman of the Board and  Chief       2003          --              --                      --
    Executive Officer                       2002          --              --                      --

* Represents compensation for the fiscal year ended April 30 of the specified year.

         (b)      Summary Option Grants

         During the year ended April 30, 2004, we did not grant any options to any named executive officers.

         (c)      Aggregated Option Exercises and Fiscal Year End Values

During the year ended April 30, 2004 none of our named executive officers exercised options.

         (d)      Long Term Incentive Plans

                  We do not have any long-term incentive plans in place.

         (e)      Compensation of Directors

                  No  standard   arrangement   regarding   compensation  of  the
directors has been adopted by the Board, and, except as noted above, we have not paid any compensation to any director.

         (f)      Employment Contracts

                  There are no current written employment agreements with any of our officers and directors.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On December 17, 2004, we announced that we intend to acquire all the outstanding common stock of RS Group of Companies, Inc. (OTCBB:RSGC) for a combination of cash and stock, which would result in a value to RS Group common stock holders of $1.75 per common share (approximately 65 million shares outstanding), representing a 237 percent premium over the closing price of $0.52 on December 15, 2004. Our management, together with RS Group, is in the process of determining the most effective method of achieving this acquisition. We do not anticipate that the transaction will be conditioned upon obtaining any external financing.

         On November 16, 2004, a group of investors invested an aggregate amount of US$50,000,000 in Units comprised of securities issued by us and our indirect subsidiary, Strategy Real Estate Investments Ltd. Each Unit is comprised of (i) one share of Series A Insured Redeemable Preferred Stock of SREI, (ii) one share of Series B Preferred Stock of SREI and (iii) a warrant to purchase shares of our common stock. The funds are being used to invest, through placements of short-term second mortgages, in five (5) special purpose residential real estate properties in Canada, being developed by the Lux Group Inc.

         SREI's President, Mr. John Hamilton, together with SREI's Vice President and a Director, Sandro Sordi, directly and indirectly beneficially own approximately thirty-two percent (32%) of Lux and are beneficial owners of a controlling stake of in RS Group. Several of our officers and directors, including Stephen Stonhill and Edward Kruk, are officers and directors of RS

Group. In addition, Mr. John Hamilton is the brother of Mr. Kevin Hamilton, the Chief Executive Officer of Lux.

                                LEGAL PROCEEDINGS

         Other than immaterial claims in the ordinary course, to our knowledge, there are no material legal proceedings presently pending or threatened to which we (or any of our directors or officers in their capacity as such) are, or may be, a party or to which our property is, or may be, subject.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

                         FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON

                       ACCOUNTING AND FINANCIAL DISCLOSURE

         None of the principal accountant's reports on the financial statements for either of the past two years or the transition period contains an adverse opinion or disclaimer of opinion, and none was modified as to uncertainty, audit scope or accounting principles. There were no disagreements with Samuel Klein and Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

                          TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is American Registrar & Transfer, 342 E. 900 South, Salt Lake City, UT 84111. Its telephone number is (801) 363-9065.

                         INTEREST OF EXPERTS AND COUNSEL

         Our consolidated financial statements for the period from January 1, 2004 (inception) through February 15, 2004 and as of February 15, 2004 included in this prospectus and in the registration statement of which this prospectus is a part have been audited by Samuel Klein and Company, independent certified public accountants, to the extent and for the periods set forth in their report and are incorporated in this prospectus in reliance upon the report given upon the authority of Samuel Klein and Company as experts in auditing and accounting.

         The validity of the shares of common stock offered under this prospectus will be passed upon by Jenkens & Gilchrist Parker Chapin LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act, and the rules and regulations promulgated under the Securities Act, with respect to the common stock offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. While material elements of the contracts and documents referenced in this prospectus are contained in this prospectus, statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the full text of the contract or other document which is filed as an exhibit to the registration statement.

         For further information with respect to us and the common stock offered under this prospectus, reference is made to the registration statement and its exhibits and schedules. The registration statement, including its exhibits and schedules, may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such documents may be obtained from the Securities and Exchange Commission upon the payment of the charges prescribed by the Securities and Exchange Commission. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

         The Securities and Exchange Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission's web site address is http://www.sec.gov. Our web site address is www.strategyunderwriting.com.

                          INDEX TO FINANCIAL STATEMENTS

Strategy International Insurance Group, Inc. Unaudited Financial Statements...............................F-1

Strategy  Holding Company Limited and Subsidiary (a  Development Stage Company) Consolidated Financial
Statements................................................................................................F-9

                  STRATEGY INTERNATIONAL INSURANCE GROUP, INC.
                         UNAUDITED FINANCIAL STATEMENTS

            FOR THE PERIOD FROM FEBRUARY 16, 2004 TO OCTOBER 30, 2004

                  STRATEGY INTERNATIONAL INSURANCE GROUP, INC.
                           FORMERLY CI CELL CARS, INC.

                           CONSOLIDATED BALANCE SHEETS

                                   (UNAUDITED)

                                                                                    October 31,          April 30,
                                                                                       2004                2004
                                                                                   -------------       -------------
ASSETS
Current Assets:

  Cash and cash equivalents                                                        $     415,761       $     184,000
  Mortgage Interest  receivable                                                        1,907,938             378,375
  Accounts receivable-other                                                               75,000
                                                                                   -------------       -------------
Total Current Assets                                                                   2,398,699             562,375

Mortgage notes receivable - held to maturity                                         104,231,610         104,231,610
Fixed assets                                                                              28,575                   -
Other assets                                                                              15,000                   -

Total Assets                                                                       $ 106,673,884       $ 104,793,985
                                                                                   =============       =============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:

  Accrued preferred dividends payable                                              $   8,685,967       $   3,474,387
  Accrued liabilities                                                                    824,518              14,222
  Unearned premium reserves                                                              312,621                   -
  Claims reserves                                                                        124,663                   -
                                                                                   -------------       -------------

Total Current Liabilities                                                              9,947,769           3,488,609
                                                                                   -------------       -------------

Total Liabilities                                                                      9,947,769           3,488,609
                                                                                   -------------       -------------

Stockholders' Equity:

  Common stock ($.001 par value, 100,000,000 shares authorized 61,470,000 and 46,000,000 shares issued and outstanding

    as of October 31 and April 30, 2004 respectively)                                     61,470              46,000

    Additional paid in capital
  10% Cumulative Class A Preferred stock ($.001 stated value,                            303,760             304,000
    unlimited shares authorized, 47,670 issued and outstanding)                       47,670,084          47,670,084
  10% Cumulative Class B Preferred stock ($.001 stated value,
    unlimited shares authorized, 56,562 issued and outstanding)                       56,561,526          56,561,526
  Accumulated deficit                                                                 (7,870,725)         (3,276,234)
                                                                                   -------------       -------------

Total Stockholders' Equity                                                            96,726,115         101,305,376
                                                                                   -------------       -------------

Total Liabilities and Stockholders' Equity                                         $ 106,673,884       $ 104,793,985
                                                                                   =============       =============

 --------------------

The accompanying notes are an integral part of these consolidated financial statements.

                  STRATEGY INTERNATIONAL INSURANCE GROUP, INC.
                           FORMERLY CI SELL CARS, INC.
          CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

                                   (UNAUDITED)

                                                 For the Three Months Ended           For the Six Months Ended
                                                          October 31,                        October 31,
                                                   2004              2003           2004                     2003
                                               ------------        --------     ------------               --------
Gross Written Premium                          $    753,992        $   -        $    753,992               $   -
                                               ------------        --------     ------------               --------

Brokerage and Acquisition Costs                     129,711                          129,711
                                               ------------        --------     ------------               --------
Net Written Premium                                 624,281                          624,281
                                               ------------        --------     ------------               --------
Unearned Premium Reserve                            312,621                          312,621
                                               ------------        --------     ------------               --------
Net Earned Premium                                  311,660            -             311,660                   -
                                               ------------        --------     ------------               --------
General and administrative expenses                 761,293            -           1,208,580                   -
                                               ------------        --------     ------------               --------
Net loss from operations                            449,633            -             896,920                   -
                                               ------------        --------     ------------               --------
Other Revenue (Expense):

  Investment Income                                 651,448            -           1,529,564                   -
                                               ------------        --------     ------------               --------
Net income before discontinued operations           201,815            -             632,644                   -
                                               ------------        --------     ------------               --------
Discontinued operations                                   -            -             (15,555)                  -
                                               ------------        --------     ------------               --------
Net income before preferred dividend                201,815            -             617,089                   -
                                               ------------        --------     ------------               --------
Dividends on preferred stock                     (2,605,790)           -          (5,211,580)                  -
                                               ------------        --------     ------------               --------
Net loss on common stock                       $ (2,403,975)       $   -        $ (4,594,491)              $   -
                                               ============        ========     ============               ========
Loss per Share:
  Basic and diluted loss per share:

  Continued Operations                         $      (0.04)       $   -        $      (0.08)              $   -
                                               ============        ========     ============               ========
  Discontinued Operations                      $      (0.00)       $   -        $      (0.00)              $   -
                                               ============        ========     ============               ========
  Basic and diluted weighted average common
    shares outstanding                           61,470,000            -          57,602,500                   -
                                               ============        ========     ============               ========

---------
 The accompanying notes are an integral part of these consolidated financial statements.

                  STRATEGY INTERNATIONAL INSURANCE GROUP, INC.
                          FORMERLY CI SELLS CARS, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                   (UNAUDITED)

                                                            For the Six Months Ended
                                                                     OCTOBER 31,
                                                                 2004          2003
                                                             -----------     --------
Cash Flows Provided by Operating Activities:

  Net (loss) on common stock                                 $(4,594,491)    $   -
  Adjustments to reconcile net (loss) on common stock
    to net cash provided by operations:
      Dividends payable on preferred stock                     5,211,580         -
      Changes in operating assets and liabilities:
        Increase in accounts receivable-other                    (75,000)        -
        Increase in mortgage interest receivable              (1,529,564)        -
        Increase in other assets                                 (15,000)        -
        Increase in accrued expenses                           1,247,133         -
                                                             -----------     --------
          Net cash flows provided by operating activities    $   244,658         -
                                                             -----------     --------

Cash Flows from Investing Activities:

  Purchase of property and equipment                             (28,575)        -
  Cash acquired in reverse merger                                 15,678         -
                                                             -----------     --------
          Net cash (used in) investing activities                (12,897)        -
                                                             -----------     --------

Cash Flows Provided by Financing Activities:                           -         -
                                                             -----------     --------

Net increase in Cash                                             231,761         -
                                                             -----------     --------

Cash and Cash Equivalents, beginning of period                   184,000         -

Cash and Cash Equivalents, end of period                     $   415,761     $   -
                                                             ===========     ========

Supplemental Disclosure of Noncash Investing and
  Financing Activities:

 Reverse merger:

   Common stock issued                                       $    15,230     $   -
                                                             ===========     ========
   Liabilities assumed                                       $       448     $   -
                                                             ===========     ========
   Cash acquired                                             $    15,678     $   -
                                                             ===========     ========


 -------------------
The accompanying notes are an integral part of these consolidated financial statements.

          STRATEGY INTERNATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES
                           FORMERLY CI SELL CARS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                OCTOBER 31, 2004


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

On June 14, 2004, the Company completed an Agreement and plan of Reorganization ("The Definitive Stock Exchange Agreement") with CI Sell Cars, Inc. ("CI") a Texas incorporated public company.

The Definitive Stock Exchange Agreement provided for the purchase and retirement of 25,827,000 shares of CI's common stock by the Company and the forward split of the remaining 1,105,000 outstanding shares of CI's common stock into 15,470,000 shares and the issuance of 45,100,000 shares of CI's common stock to the Company's shareholders.

Under the terms of the transaction, CI issued 45,100,000 shares of its common stock in exchange for 100% of the Company's outstanding shares. After taking full effect of the share exchange agreement, as well as a 14 to 1 forward stock split of CI shares effective as of June 3, 2004.

The stock exchange transaction will be accounted for as a purchase with the Company deemed the acquirer for accounting and financial reporting purposes. However since the shareholders of the Company will own approximately 85% of the outstanding shares of reorganized CI no step up in basis or goodwill will be recorded. This accounting treatment is in accordance with the Securities and Exchange Commission Staff Members position that the acquisition by a public shell of the assets of a business of a private company should be accounted for at historical cost and accounted for as a reverse merger.

The accompanying unaudited financial statements have been prepared in accordance with the accounting principles generally accepted in the United States of America and the rules and regulations of the United States Securities and Exchange Commission for interim financial information. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position and results of operations and should be read in conjunction with the CI's Annual Report Form 10-KSB for the year ended April 30, 2004 and in conjunction with the financial statements of the company included in form 8-KA dated August 30, 2004.

The statements of operations for the three and six months ended October 31, 2004 and 2003 are not necessarily indicative of results for the full year.

It is management's opinion, however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for fair financial statements presentation. The results for the interim period are not necessarily indicative of the results to be expected for the year.

Earnings (Loss) per Share

The Company computes earnings or loss per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS 128). Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding. Diluted earnings per share reflects the potential dilution that could occur if securities or other agreements to issue common stock were exercised or converted into common stock. Diluted earnings per share is computed based upon the weighted average number of common shares and dilutive common equivalent shares outstanding, which include convertible debentures, stock options and warrants.

          STRATEGY INTERNATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES
                           FORMERLY CI SELL CARS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                OCTOBER 31, 2004


The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and all amounts are stated in U.S. dollars.

2. SUBSEQUENT EVENTS

On November 16, 2004, a group of investors invested an aggregate amount of US$50,000,000 in Units (the "Units") comprised of securities issued by the Registrant and its indirect subsidiary, Strategy Real Estate Investments Ltd., a corporation formed under the laws of the Province of Ontario, Canada ("SREI"). Each Unit is comprised of (i) one share of Series A Insured Redeemable Preferred Stock of SREI (the "Series A Preferred"), (ii) one share of Series B Preferred Stock of SREI (the "Series B Preferred") and (iii) a warrant (the "Warrant") to purchase shares of common stock, $0.01 par value of the Registrant. The purchase price was $10,000 per Unit.

The funds will be used to invest, through placements of short-term second mortgages, in five (5) special purpose residential real estate properties ("SPEs") in Canada, being developed by the Lux Group Inc., a company formed under the laws of the Province of Ontario, Canada and under common control with SREI.

The offer and sale of the Units was made to "accredited investors", as that term is defined under Rule 501 under Regulation D of the Securities Act of 1933, as amended, pursuant to the exemption from registration requirements under Rule 506 and Section 4(2) of the Securities Act.

Series A Preferred of SREI

The Series A Preferred shares will pay dividends at an annual rate of ten percent (10%), which shall be paid quarterly. An insurance company with an "A-" rating by AM Best's is insuring payment of 100% of the quarterly dividends on the Series A Preferred over the three (3) year period they will be outstanding and the liquidation preference of the Series A Preferred pursuant to a Contingent Guarantee Policy. Upon the occurrence of certain events of default (as set forth in the Articles of Incorporation of SREI), the Series A liquidation preference and all accrued and unpaid dividends thereon shall become immediately payable.

The Series A Preferred  will be subject to mandatory  redemption by SREI,  three
(3) years from the date of issuance (the "Maturity Date"), at their full liquidation preference, net of all appropriate Canadian withholding and income tax, plus all accrued and unpaid dividends.

Series B Preferred of SREI

Each share of Series B Preferred of SREI entitles its holder to receive a pro rata share of five percent (5%) of the gross sales (the "Gross Sales Interest") from each of the five (5) SPEs in which SREI invests. Payments of the Gross Sales Interest shall be made from time to time after the sale of each project by the SPEs to a third party for monetary consideration. SREI will receive the Gross Sales Interest (which will be paid out to the holders of shares of Series B Preferred) pursuant to Participation Agreements between SREI and each of the five (5) SPEs. The shares of Series B Preferred of SREI are not redeemable and they will continue to receive the Gross Sales Interest for as long as they are outstanding. No dividends (other than payment of the Gross Sales Interest) will be payable on the shares of Series B Preferred.

          STRATEGY INTERNATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES
                           FORMERLY CI SELL CARS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                OCTOBER 31, 2004


Warrants to Purchase Common Stock of the Registrant

Each Warrant is exercisable, prior to the Maturity Date, into shares of common stock, $.001 par value, of the Registrant. Each Warrant will allow its holder to exercise the warrant into a number of shares of common stock equal to the quotient obtained by dividing (a) the liquidation preference of the Series A Shares owned by such investor plus any accrued and unpaid dividends thereon by
(b) the then applicable set price. The initial set price is $1.6671. In order to exercise the Warrant, an investor will be required to submit for cancellation a certificate representing Series A Preferred shares with the appropriate liquidation preference. The Registrant is obligated to register such number of shares of its common stock into which the warrants are exercisable in accordance with the terms of a Registration Rights Agreement, not later than December 31, 2004.

The unaudited pro forma consolidated results are based on estimates and assumptions which are preliminary and have been made solely for the purposes of developing such pro forma information. The unaudited pro forma consolidated results are not necessarily an indication of the results that would have been achieved had such transactions been consummated as of the dates indicated that may be achieved in the future.

The unaudited pro forma combined results should be read in conjunction with the historical consolidated financial statements and notes thereto set forth herein for the Company on Form 10-KSB for April 30, 2004, and Form 8-KA dated August 30, 2004.

The following pro forma balance sheet gives effect to this transaction as if it had occurred on October 31, 2004.

          STRATEGY INTERNATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES
                           FORMERLY CI SELL CARS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                OCTOBER 31, 2004

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)

                                                                    October 31,         Pro Forma              Pro-Forma
                                                                        2004           Adjustments              Results
                                                                ---------------   ----------------        ---------------
ASSETS
Current Assets:

  Cash and cash equivalents                                     $       415,761   $      1,000,000   (a)  $    38,575,761
                                                                                        (1,000,000)  (b)
                                                                                        38,160,000   (c)

  Mortgage Interest  receivable                                       1,907,938            -                    1,907,938
  Accounts receivable-other                                              75,000            -                       75,000
Total Current Assets                                                  2,398,699         38,160,000             40,558,699
                                                                ---------------   ----------------        ---------------
Mortgage notes receivable - held to maturity                        104,231,610          8,080,000   (c)      112,311,610
Fixed assets                                                             28,575            -                       28,575
Other assets                                                             15,000            -                       15,000
Due from affiliate                                                            -         1,000,000    (b)        1,000,000
                                                                ---------------   ----------------        ---------------
Total Assets                                                    $   106,658,884   $     47,240,000        $   153,913,884
                                                                ===============   ================        ===============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:

  Accrued preferred dividends payable                           $     8,685,967   $        -              $     8,685,967
  Accrued liabilities                                                   824,518            -                      824,518
  Unearned premium reserves                                             312,621            -                      312,621
  Claims reserves                                                       124,663            -                      124,663
                                                                ---------------   ----------------        ---------------
Total Current Liabilities                                             9,947,769            -                    9,947,769
                                                                ---------------   ----------------        ---------------
Long-term debt:

  Redeemable insured series (A) preferred stock                                            500,000   (a)
                                                                                        46,235,000   (c)
                                                                                         5,994,441   (d)       52,729,441

Total Liabilities                                                     9,947,769                  -             62,677,210
                                                                ---------------   ----------------        ---------------
Stockholders' Equity:

  Common stock ($.001 par value,  100,000,000  shares authorized
   61,470,000 and 46,000,000 shares issued and outstanding
    as of October 31 and April 30, 2004 respectively)                    61,470                  -                 61,470

    Additional paid in capital                                          303,760                  -                303,760

    Unamortized finance costs series (A) preferred stock                                (5,994,441)  (d)       (5,994,441)

  10% Cumulative Class A Preferred stock ($.001 stated value,
    unlimited shares authorized, 47,670 issued and                   47,670,084                  -             47,670,084
outstanding)

  10% Cumulative Class B Preferred stock ($.001 stated value,
    unlimited shares authorized, 56,562 issued and                   56,561,526                  -             56,561,526
outstanding)

   Class B Preferred stock ($.001 stated value,                                            500,000   (a)
    unlimited shares authorized, 5,000 issued and outstanding)                               5,000   (c)          505,000

          STRATEGY INTERNATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES
                           FORMERLY CI SELL CARS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                OCTOBER 31, 2004



                                                                    October 31,         Pro Forma              Pro-Forma
                                                                        2004           Adjustments              Results
                                                                ---------------   ----------------        ---------------
  Accumulated deficit                                                (7,870,725)                 -             (7,870,725)
                                                                ===============   ================        ===============
Total Stockholders' Equity                                           96,726,115         (5,489,441)            91,236,674
                                                                ===============   ================        ===============

Total Liabilities and Stockholders' Equity                      $   106,673,884   $     (5,489,441)       $   153,913,884
                                                                ===============   ================        ===============

                 STRATEGY HOLDING COMPANY LIMITED AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                        CONSOLIDATED FINANCIAL STATEMENTS

      FOR THE PERIOD FROM INCEPTION (JANUARY 1, 2004) TO FEBRUARY 15, 2004

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Strategy Holding Company Limited and Subsidiary
Chancery House
High Street
Bridgetown, Barbados, West Indies

We have audited the accompanying consolidated balance sheet of Strategy Holding Company Limited and Subsidiary (A Development Stage Company incorporated in Barbados) at February 15, 2004 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the period from inception (January 1, 2004) to February 15, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit of these financial statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion the accompanying consolidated balance sheet and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Strategy Holding Company Limited and Subsidiary at February 15, 2004, and the results of its operations and its cash flows for the period from inception (January 1, 2004) to February 15, 2004 in conformity with accounting principles generally accepted in the United States of America.

                                                       SAMUEL KLEIN AND COMPANY



Newark, New Jersey
February 27, 2004

                 STRATEGY HOLDING COMPANY LIMITED AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                           CONSOLIDATED BALANCE SHEET
                                FEBRUARY 15, 2004

ASSETS

Current Assets:

  Cash and cash equivalents                                        $     350,000
                                                                   -------------

Mortgage notes receivable - held to maturity                         104,231,610
                                                                   -------------

Total Assets                                                       $ 104,581,610
                                                                   =============


LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:

  Accrued preferred dividends payable                              $   1,302,895
  Accrued liabilities                                                     25,000
                                                                   -------------

Total Current Liabilities                                              1,327,895
                                                                   -------------

Total Liabilities                                                      1,327,895
                                                                   -------------

Stockholders' Equity:

  Common stock (no par value, unlimited shares
    authorized 1,000 shares issued and outstanding)                      350,000
  10% Cumulative Class A Preferred stock ($.001 stated value,
    unlimited shares authorized, 47,670 issued and outstanding)       47,670,084
  10% Cumulative Class B Preferred stock ($.001 stated value,
    unlimited shares authorized, 56,562 issued and outstanding)       56,561,526
  Deficit accumulated during development stage                        (1,327,895)
                                                                   -------------

Total Stockholders' Equity                                           103,253,715
                                                                   -------------

Total Liabilities and Stockholders' Equity                         $ 104,581,610
                                                                   =============


The accompanying notes are an integral part of these consolidated financial statements.

                 STRATEGY HOLDING COMPANY LIMITED AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENT OF OPERATIONS

      FOR THE PERIOD FROM INCEPTION (JANUARY 1, 2004) TO FEBRUARY 15, 2004

Revenues                        $      -

Total Revenues                         -

Expenses                          25,000

Total Expenses                    25,000

Net Loss                        $(25,000)



The accompanying notes are an integral part of these consolidated financial statements.

                 STRATEGY HOLDING COMPANY LIMITED AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENT OF CASH FLOWS

      FOR THE PERIOD FROM INCEPTION (JANUARY 1, 2004) TO FEBRUARY 15, 2004

Cash Flows Provided by Operating Activities:

  Net (loss)                                                 $     (25,000)
  Adjustments to reconcile net (loss) to net
    cash provided by operations:
      Dividends  payable on  preferred  stock                   (1,302,895)
Changes in operating assets and liabilities:

        Increase in accrued expenses                                25,000
        Increase in accrued dividends payable                    1,302,895
                                                             -------------
          Net cash flows provided by operating activities                -
                                                             -------------
Cash Flows from Investing Activities                                     -
                                                             -------------
Cash Flows Provided by Financing Activities:

  Proceeds from issuance of common shares                          350,000
                                                             -------------
          Net cash flows provided by financing activities          350,000

Net Increase in Cash                                               350,000

Cash and Cash Equivalents, Inception January 1, 2004                     -
                                                             -------------
Cash and Cash Equivalents, February 15, 2004                 $     350,000
                                                             =============
Supplemental Disclosure of Noncash Investing and
  Financing Activities:

    Issuances of 10% cumulative preferred stock for
      consideration of mortgage notes receivable             $ 104,231,610


The accompanying notes are an integral part of these consolidated financial statements.

                 STRATEGY HOLDING COMPANY LIMITED AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
      FOR THE PERIOD FROM INCEPTION (JANUARY 1, 2004) TO FEBRUARY 15, 2004

                                                                                                       Deficit
                                       Common Stock                     Preferred Stock              Accumulated
                                 -----------------------      ------------------------------          During the          Total
                                 Number of                     Number of Shares                      Development      Stockholders'
                                  Shares          Amount      $.001 Stated Value      Amount            Stage            Equity
                                  ------          ------      ------------------      ------            -----            ------
Balances January 1, 2004
    (Inception)                      -        $         -             -           $      -         $         -       $         -

Issuance of Common Stock              1,000        350,000            -                  -                   -              350,000

Issuance of Class A

    Preferred Stock                  -              -                 47,670        47,670,084               -           47,670,084

Issuance of Class B

    Preferred Stock                  -              -                 56,562        56,561,526               -           56,561,526

Net Loss for the Period              -              -                 -                   -                (25,000)         (25,000)

Dividends Payable on

    Preferred Stock                  -              -                 -                   -             (1,302,895)      (1,302,895)

Net Loss for the Period from
    Inception (January 1,
    2004) to February 15,
    2004                             -              -                 -                    -                 -                 -

Balances February 15, 2004            1,000       $350,000           104,232      $104,231,610         $(1,327,895)     $103,253,715


The accompanying notes are an integral part of these consolidated financial statements.

                 STRATEGY HOLDING COMPANY LIMITED AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                FEBRUARY 15, 2004

1. THE COMPANY AND NATURE OF OPERATIONS

Strategy Holding Company Limited, a Barbados incorporated company registered under the Barbados Exempt Insurance Act as a holding company along with its wholly-owned subsidiary, Strategy Insurance Limited, a Development Stage Company incorporated in Barbados for the purpose of doing business as a licensed multi-line insurer. Strategy Holding Company Limited and Strategy Insurance Limited are hereafter referred to as the "Company". The Company plans to conduct business as a direct writer as well as a reinsurer of worldwide property, casualty and specialty risks.

2. SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and all amounts are stated in U.S. dollars.

(b) Use of Estimates

The preparation of financial statements in accordance with accounting principals generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management periodically reviews its estimates and assumptions including particularly the adequacy of reserves for unpaid losses and loss adjustment expenses, reinsurance allowance for doubtful accounts and litigation liabilities, as well as deferred policy acquisition costs. Actual results may differ from the estimates and assumptions used in preparing the financial statements.

(c) Financial Instruments

The Company plans to account for its investments in accordance with Financial Accounting Standards Board Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115) or in accordance with Statement No. 107, "Disclosures About Fair Value of Financial Instruments" (SFAS
107). This statement, as amended by Statement No. 133 (SFAS 133), requires disclosures of both the fair value and the basis of estimating the fair value.

SFAS No. 115 requires that certain debt and equity securities be classified into one of three categories: held-to-maturity, available-for-sale, or trading securities. Investments in debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost in the statement of financial position. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value. Trading generally reflects active and frequent buying and selling, and trading securities are generally used to generate profit on short-term differences in price. Investments not classified as either held-to-maturity or trading securities are classified as available-for-sale securities and reported at fair value.

                 STRATEGY HOLDING COMPANY LIMITED AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                FEBRUARY 15, 2004
                                   (continued)


2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

(c) Financial Instruments (Continued)

SFAS No. 107 defines noncurrent receivables as financial instruments and requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practical to estimate that value. SFAS 107 defines fair value as the quoted market prices for those instruments that are actively traded in financial markets. In cases where quoted market prices are not available, fair values are estimated using present value or other valuation techniques. The fair value estimates are made at a specific point in time, based on available market information and judgments about the financial instrument, such as estimates of timing and amount of expected future cash flows. Such estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument, nor do they consider the tax impact of the realization of unrealized gains or losses. In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the instrument.

(d) Cash Equivalents

The Company considers all investments with original maturities of 90 days or less to be cash equivalents.

(e) Premium Income

Income on premiums will be recognized as written upon inception of the policy. For multi-year policies written which are payable in annual installments, due to the ability of the insured/reinsured to commute or cancel coverage within the term of the policy, only the annual premium will be included as written at policy inception. The remaining annual premiums included as written at each successive anniversary date within the multi-year term.

Premiums written will be primarily earned on a daily pro-rata basis over the terms of the policies to which they relate. Accordingly, unearned premiums will represent the portion of premiums written which is applicable to the unexpired portion of the policies in force.

Reinsurance premiums assumed will be estimated based on information provided by ceding companies. The information used in establishing these estimates is reviewed and subsequent adjustments are recorded in the period in which they are determined. These premiums are earned over the terms of the related reinsurance contracts.

(f) Policy Acquisition Costs

Policy acquisition costs will consist of commissions, premium taxes, underwriting and other costs that vary with and are primarily related to the production of premiums. Acquisition costs are deferred and amortized over the period in which the related premiums are earned. To the extent that future policy revenues on existing policies are not adequate to cover related costs and expenses, deferred policy acquisition costs will be charged to earnings.

                 STRATEGY HOLDING COMPANY LIMITED AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                FEBRUARY 15, 2004
                                  (continued)

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company will consider anticipated investment income in determining whether a premium deficiency exists.

(g) Unpaid Losses and Loss Expenses

Unpaid losses and loss expenses will consist of a provision for outstanding losses and loss expenses and a provision for losses incurred but not reported
(IBNR). As with premiums, current year losses will be as reported. Provisions for outstanding losses and loss expenses are valued on claim adjusters'
evaluations, with additional provisions made where the ceding company's management considers necessary. The IBNR component of the reported losses is established by ceding company management in consultation with its actuaries based on a combination of company and industry data.

A liability will be established for the estimated unpaid losses and loss expenses of the Company under the terms of, and with respect to, its policies and agreements.

The process of establishing reserves is a complex and imprecise process, requiring the use of informed estimates and judgments. Estimates and judgments may be revised as additional experience and other data become available and are reviewed, as new or improved methodologies are developed or as current laws change. Any such revisions could result in future changes in estimates of losses or reinsurance recoverable, and would be reflected in the Company's results of operations in the period in which the estimates are changed.

Reported  losses and loss  expenses on direct  business  will be valued on claim adjusters' evaluation, with additional provisions made where management considers these necessary. The IBNR provision is primarily established by management in conjunction with the consulting actuaries based on the application of a combination of company and industry data. Any difference between the estimated amounts and the actual settlements will be reflected in the results of the year in which they are determined.

Future developments may result in losses and loss expenses significantly greater or less than the reserve provided.

(h) Property and Equipment

Property and equipment will be stated at cost less accumulated depreciation and amortization. Depreciation and amortization of property and equipment are calculated using the straight-line method over the estimated useful lives.

                 STRATEGY HOLDING COMPANY LIMITED AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                FEBRUARY 15, 2004
                                  (continued)

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

(i) Comprehensive Income

Comprehensive income represents all changes in equity of an enterprise that result from recognized transactions and other economic events during the period. Other comprehensive income refers to revenues, expenses, gains and losses that, under accounting principles generally accepted in the United States of America, are included in comprehensive income but excluded from net income, such as unrealized gains or losses on certain investments in fixed maturities and equity securities.

(j) Translation of Foreign Currencies

Under FAS 52, "Foreign Currency Translation", monetary foreign currency assets and liabilities are translated into U.S. dollars using period end rates of exchange. Non-monetary assets and liabilities, as well as statement of operations amounts, expressed in foreign currencies are translated using average exchange rates. Gains and losses resulting from foreign currency translations are recorded in current income.

(k) Risks and Uncertainties

Cash and investment securities are exposed to various risks, such as interest rate, market, and credit. Due to the level of risk associated with investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect the amounts reported in the financial statements.

(l) New Accounting Standards

In May 2003, the Financial Accounting Standards Board (FASB) issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" (SFAS 150). The statement requires an issuer to classify a financial instrument as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. These obligations include, but are not limited to, mandatorily redeemable stock, obligations to repurchase company shares and other obligations payable in company stock. The Company has completed its assessment of the effect of the pronouncement and has determined that it will not have an impact on its financial condition, results of operations or cash flows.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities" (SFAS 149). SFAS 149 is generally effective for contracts entered into or modified after June 30, 2003. This amendment, among other things, further clarifies several implementation issues related to SFAS 133, as amended. The adoption of SFAS 149 did not have an impact on the Company's financial condition, results of operations or cash flows.

                 STRATEGY HOLDING COMPANY LIMITED AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                FEBRUARY 15, 2004
                                  (continued)

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

(l) New Accounting Standards (Continued)

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46), which clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements." This interpretation provides guidance on the identification and consolidation of variable interest entities, whereby consolidation is achieved through means other than through control. FIN 46 did not have an impact on the Company's financial condition, results of operations or cash flows.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" (SFAS 148), an amendment of FASB Statement No. 123. SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has not elected a voluntary change in accounting to the fair value based method, and accordingly, the adoption of SFAS 148 did not have a significant impact on the Company's results of operations or financial position.

3. MORTGAGE NOTES RECEIVABLE

In early February 2004 the Company received, as consideration for their issuance of both the Class A and Class B 10% cumulative preferred stock, mortgage notes receivable totaling $104,231,610. The Company has classified the mortgage notes receivable as noncurrent and they have been recorded at cost in accordance with the Company's intention to hold these notes to maturity. The aggregate fair value of the mortgage notes receivable approximates its carrying amount because the transaction in which the notes were acquired was recent and based on market conditions. The notes receivable are interest receivable only beginning April 1, 2004 with principal receivable at maturity on April 1, 2014. The notes are collateralized by real estate having an estimated fair market value equal to the carrying amount of the mortgage notes receivable.

4.       REINSURANCE

The Company intends to purchase reinsurance for the purpose of minimizing their net loss.

                 STRATEGY HOLDING COMPANY LIMITED AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                FEBRUARY 15, 2004
                                  (continued)

5.       TAXATION

Pursuant to the Exempt Insurance Act (the "Act") of the Laws of Barbados, the profits and gains of a licensee derived from exempt insurance business conducted in Barbados are exempt from income tax:

         (a) for the first 15 financial years of the licensee, including the year in which its license was issued

         (b) thereafter at the rate of 2 percent of the first $250,000 of taxable income and at the rate of zero per cent in respect of all other taxable income in excess of $250,000.

6. REGULATORY REQUIREMENTS

A license may be issued to a company under this Act when that company has a minimum paid-up capital of $250,000.

When a company that has been licensed proposes to begin, and in any case not later than 7 days after beginning, to engage in exempt insurance business, it shall so notify the Supervisor, and shall certify to his satisfaction that it has minimum paid-up capital or contributed reserves.

7. STOCKHOLDERS' EQUITY

Under the Companies Act of Barbados, the Company is authorized to issue:

         (i) an unlimited number of shares of a class designated Common shares

         (ii) an unlimited number of redeemable preference shares of a class designated Class A Redeemable Preference Shares, Series 1

         (iii) an unlimited number of redeemable preference of a class designated Class B Redeemable Preference Shares, Series 1

         (vi) an unlimited number of redeemable preference shares of a class designated Class C Redeemable Preference Shares, Series 1

         (v) an unlimited number of redeemable preference shares of a class designated Class D Redeemable Preference Shares, Series 1.

Common Stock

On January 30, 2004 the Company issued 1,000 shares of its Common Stock for $350,000.

                 STRATEGY HOLDING COMPANY LIMITED AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                FEBRUARY 15, 2004
                                  (continued)

7.       STOCKHOLDERS' EQUITY (Continued)

Preferred Stock

On February 4, 2004 the Company issued non-voting 10% Cumulative Class A Preferred Stock Series 1; having a redemption value of approximately Forty-Seven Million Six Hundred and Seventy Thousand and Eighty-Four ($47,670,084.00) and also issued non-voting 10% Cumulative Class B Preferred Stock of the Company having a redemption value of approximately Fifty-Six Million Five Hundred and Sixty One Thousand Five Hundred and Twenty-Six ($56,561,526.00), and received mortgage notes receivable totaling approximately $104,231,610 in consideration for these issuances. The preferred stockholders' agreement calls for dividends to begin to accrue as of January 1, 2004.

8.       SUBSEQUENT EVENTS (Unaudited)

On June 14, 2004, the Company completed an Agreement and plan of Reorganization ("The Definitive Stock Exchange Agreement") with CI Sells Cars, Inc. ("CI") a Texas incorporated public company.

The Definitive Stock Exchange Agreement provided for the purchase and retirement of 25,827,000 shares of CI's common stock by the Company and the forward split of the remaining 1,105,000 outstanding shares of CI's common stock into 15,470,000 shares and the issuance of 45,100,000 shares of CI's common stock to the Company's shareholders.

Under the terms of the transaction, CI Sells issued 45,100,000 shares of its common stock in exchange for 100% of the Company's outstanding shares. After taking full effect of the share exchange agreement, as well as a 14 to 1 forward stock split of CI shares effective as of June 3, 2004, the Company now has approximately 61,500,000 shares outstanding.

                  STRATEGY INTERNATIONAL INSURANCE GROUP, INC.

                                29,992,207 Shares

                                  Common Stock

                                   PROSPECTUS

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

                                ________ __, 200_

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Strategy International Insurance Group, Inc., Strategy International Insurance Group, Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 25.  Other Expenses of Issuance and Distribution

         The following table sets forth the estimated expenses in connection with the offering described in this Registration Statement:

         ------------------------------------------------------------------------ --------------------
                                          Item                                             Amount ($)
         ------------------------------------------------------------------------ --------------------
         SEC Registration Fee                                                                7,828.03
         ------------------------------------------------------------------------ --------------------
         Legal Fees                                                                         35,000.00
         ------------------------------------------------------------------------ --------------------
         Accounting Fees                                                                    20,000.00
         ------------------------------------------------------------------------ --------------------
                    Total                                                                  $62,828.03
         ------------------------------------------------------------------------ --------------------


Item 26.  Recent Sales of Unregistered Securities

         On November 16, 2004, our indirect wholly-owned subsidiary, Strategy Real Estate Investments Ltd., a corporation formed under the laws of the Province of Ontario, Canada, sold to a group of institutional and accredited investors in a private placement exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, an aggregate amount of $50,000,000 of units, each unit consisting of (a) one share of Series A Insured Redeemable Preferred Stock of Strategy Real Estate Investments; (b) one share of Series B Preferred Stock of Strategy Real Estate Investments; and (c) warrants to purchase shares of our common stock, $.001 par value per share. The purchase price was $10,000 per unit.

         The warrants issued by us in the private placement are exercisable at the option of the holder for a period of three years into shares of our common stock. Each warrant permits its holder to exercise the warrant into a number of shares of common stock equal to the quotient obtained by dividing (a) the liquidation preference amount of the shares of Series A Preferred Stock of Strategy Real Estate Investments owned by such holder plus any accrued but unpaid dividends thereon by (b) $1.6671. The holders of the warrants are required to surrender the certificates representing the shares Series A Preferred Stock of Strategy Real Estate Investments with the appropriate liquidation preference upon the exercise of the warrants.

         We are obligated to register for resale the shares of common stock issuable upon exercise of the warrants pursuant to a registration rights agreement dated November 16, 2004 between the registrant and the purchasers named therein, of which this registration statement relates.

Item 27.  Exhibits and Financial Statement Schedules

Exhibit                                                                                          Footnote
Number         Description of Exhibit                                                            Reference
2.1            Agreement and Plan of Reorganization by and Among CI Sell Cars, Inc.,                (1)
               Strategy Holding Company Limited and the Stockholders of Strategy Insurance
               Limited.

3.1            Articles of Incorporation of Strategy International Insurance Group, Inc., as        (3)
               amended.

3.2            Bylaws of Strategy International Insurance Group, Inc., as amended.                  (3)

3.3            Articles of Amendment of Strategy Holding Company Limited                            (4)

5.1            Opinion of Jenkens & Gilchrist Parker Chapin LLP                                     (4)

10.1           Subscription Agreement, dated as of November 16, 2004, among Strategy                (2)
               International Insurance Group, Strategy Real Estate Investments Ltd. and the
               subscribers named therein.

10.2           Registration Rights Agreement dated as of November 16, 2004 among Strategy           (2)
               International Insurance Group and the subscribers named therein.

10.3           Form of Warrant dated November 16, 2004 issued by Strategy International             (2)
               Insurance Group.

10.4           Form of Guaranty dated November 16, 2004 issued by Strategy International            (2)
               Insurance Group.

10.5           Amendment to Articles of Incorporation of Strategy Real Estate Investments,          (2)
               Ltd.

23.1           Consent of Samuel Klein and Company, Independent Auditors.                           (4)


(1)            Incorporated by reference to our Annual Report on Form 10-KSB for the fiscal year ended April 30, 2004, filed on July 29, 2004.

(2)            Incorporated by reference to our Current Report on Form 8-K, filed on
               November 17, 2004.

(3)            Incorporated by reference to our Registration Statement on Form SB-2, filed on June 30, 2003.

(4)            Filed herewith.


Item 28.  Undertakings

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

         (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

         (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

         (iii) include any additional or changed material information on the plan of distribution.

         (2) That, for determining liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Toronto, Ontario on December 30, 2004.

                       STRATEGY INTERNATIONAL INSURANCE GROUP, INC.

                       By: /s/ Stephen Stonhill
                           --------------------------------------------
                           Stephen Stonhill,
                           Chairman of the Board and Chief Executive Officer


                           /s/ Edward J. Kruk
                           --------------------------------------------
                           Edward J. Kruk,
                           Chief Financial Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Strategy International Insurance Group, Inc., a Texas corporation that is filing a registration statement on Form SB-2 with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, hereby constitutes and appoints Ed Kruk its true and lawful attorney-in-fact and agent; with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign such amendment to registration statement and any or all amendments to the registration statement, including a prospectus or an amended prospectus therein, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all interests and purposes as they might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or, or its substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Stephen Stonhill                        Director           December 30, 2004
-----------------------------------------
Stephen Stonhill